STOCK PURCHASE AGREEMENT

                    STOCK PURCHASE AGREEMENT, dated as of July 25, 1997, by and among General Cinema International, Inc., a Delaware corporation (the "Buyer"), United Artists Theatre Circuit, Inc., a Maryland corporation ("UA"), UA Mexico Holdings, S.A. de C.V., a Mexican corporation ("UA Mexico"), UATC Europe B.V., a Netherlands corporation ("UATC Europe"), Fondo Optima, S.A. de C.V., a Mexican corporation ("Fondo Optima") and Transeuropa Entertainment Group, S.A., an Argentinean corporation ("Transeuropa"). The Buyer, UA, UA Mexico, UATC Europe, Fondo Optima and Transeuropa are sometimes collectively referred to hereinafter as the "Parties". Capitalized terms used herein but not defined immediately after their use shall have the meanings given them in Article 1 of this Agreement.

                    WHEREAS, each of UA Mexico and UATC Europe is a wholly owned Subsidiary of UA;

                    WHEREAS, UA Mexico and Fondo Optima each own
          (or, with respect to sub-paragraph (iii) below, prior to Closing will own) 50% of (i) the issued and outstanding capital stock (the "Cinemas Shares") of Cinemas United Artists, S.A. de C.V., a Mexican corporation ("Cinemas"),
          (ii) the issued and outstanding capital stock (the "Servicios Shares") of Servicios Cinematograficos Especializados, S.A. de C.V., a Mexican Corporation ("Servicios"), and (iii) the issued and outstanding capital stock (the "Operadora Shares") of Operadora de Cinemas, S.A. de C.V. ("Operadora"). Cinemas, Servicios and Operadora are sometimes collectively referred to hereinafter as the "Mexican Companies". The Cinemas Shares, the Servicios Shares and the Operadora Shares are sometimes collectively referred to hereinafter as the "Mexican Shares", and UA Mexico and Fondo Optima are, in their capacity as shareholders of Cinemas, together hereinafter referred to as the "Cinemas Shareholders";

                    WHEREAS, UATC Europe, Fondo Optima and
          Transeuropa own 25%, 25% and 50%, respectively, of the all of the issued and outstanding capital stock (the "UATC Shares") of UATC Argentina, S.A., an Argentinean corporation ("UATC"). UATC Europe, Fondo Optima and Transeuropa are, in their capacity as shareholders of UATC, collectively hereinafter referred to as the "UATC Shareholders";

                    WHEREAS, UATC Europe and Fondo Optima each own 50% of the issued and outstanding capital stock (the "CUAA Shares") of Cinemas United Artists de Argentina, S.A., an Argentinean corporation ("CUAA"). UATC Europe and Fondo Optima are, in their capacity as shareholders of CUAA, together hereinafter referred to as the "CUAA Shareholders". UA Mexico, the UATC Shareholders and the CUAA Shareholders are sometimes collectively referred to hereinafter as the "Shareholders", and the Mexican Shares, the UATC Shares and CUAA Shares are sometimes collectively referred to hereinafter as the "Shares";

                    WHEREAS, Cinemas is the Lessee, pursuant to certain lease agreements listed on Schedule 4.1(l) hereto (the "Cinemas Leases");

                    WHEREAS, UATC is the Lessee, pursuant to certain lease agreements listed on Schedule 4.1(l) hereto (the "UATC Leases");

                    WHEREAS, CUAA is, or by Closing will be, the Lessee, pursuant to certain lease agreements listed on
          Schedule 4.1(l) hereto (the "CUAA Leases");

                    WHEREAS, UA Mexico desires to sell, transfer, assign and convey to the Buyer all of the Cinemas Shares and Servicios Shares owned by it and all of the Operadora Shares which by Closing it will own, and the Buyer desires to purchase such Mexican Shares in order to acquire a total of fifty percent (50%) ownership of each of the Mexican Companies;

                    WHEREAS, the UATC Shareholders desire to sell, transfer, assign and convey to the Buyer all the UATC Shares owned by them, and the Buyer desires to purchase such UATC Shares in order to acquire a total of one hundred percent (100%) ownership of UATC; and

                    WHEREAS, the CUAA Shareholders desire to sell, transfer, assign and convey to the Buyer all the CUAA Shares owned by them, and the Buyer desires to purchase such CUAA Shares in order to acquire a total of one hundred percent (100%) ownership of CUAA;

                    NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE 1

                             CERTAIN DEFINITIONS

                    1.1 Definitions. As used in this Agreement, each of the following terms shall have the following meaning:

               "ACTION" shall have the meaning set forth in Section
          4.1(k).

               "AFFILIATE" of any person or entity means any other person or entity directly or indirectly controlled by or under common control with such person or entity. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlling" and "controlled") means the possession, directly or indirectly, of the power to direct or cause a direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, however, (i) Merrill Lynch & Co., Merrill Lynch Capital Partners, Inc. and Stonington Partners, Inc. and their direct and indirect subsidiaries (including through the ownership of stock in one or more direct and/or indirect subsidiaries) and Affiliates, other than Oscar I Corporation, a Delaware corporation, and its direct and indirect subsidiaries (including through the ownership of stock in one or more other direct and/or indirect subsidiaries), shall not be deemed to be Affiliates of any of the Shareholders or of Oscar I Corporation or any of its Affiliates, (ii) each of the Mexican Companies, UATC and CUAA shall not be deemed to be an Affiliate of any of the Shareholders or the Buyer and (iii) the shareholders of Fondo Optima shall not be deemed to be Affiliates of Fondo Optima.

               "AGREEMENT" shall mean all or any part of this Agreement, including all exhibits or schedules hereto.

               "AGREED AMOUNT" shall have the meaning set forth in
          Section 9.3.

               "AUDITED BALANCE SHEETS" shall have the meaning set forth in Section 4.1(f).

               "BALANCE SHEETS" shall have the meaning set forth in
          Section 4.1(f).

               "BUYER" shall have the meaning set forth in the recitals to this Agreement.

               "BUYER GROUP" shall have the meaning set forth in
          Section 10.3.

               "CINEMAS" shall have the meaning set forth in the recitals to this Agreement.

               "CINEMAS LEASES" shall have the meaning set forth in the recitals to this Agreement.

               "CINEMAS VAT INTERCOMPANY RECEIVABLE" shall have the meaning set forth in Section 2.3.

               "CLAIM" means any claim, charge, complaint, action, cause of action, suit, proceeding (including, without limitation, arbitration proceedings or alternative dispute resolution proceedings), hearing, investigation or demand.

               "CLOSING" shall have the meaning set forth in
          Section 3.1.

               "CLOSING DATE" shall have the meaning set forth in
          Section 3.1.

               "CODE" means the Internal Revenue Code of 1986, as amended.

               "COMPANIES" means each of (i) the Mexican Companies,
          (ii) UATC and (iii) CUAA, provided that in the event that any one or more of the foregoing entities are not sold to the Buyer due to inability or failure of a condition to such sale, and any one or more of the foregoing entities is purchased in accordance herewith, the term "Companies" shall mean those of the foregoing entities that are actually purchased by the Buyer pursuant to this Agreement.

               "CONSENTS" shall have the meaning set forth in
          Section 4.1(e).

               "CONSTRUCTION PROGRAM VAT REFUND" shall have the meaning set forth in Section 2.3.

               "CONSUMER CLAIMS" shall have the meaning set forth in Section 10.3.

               "CUAA" shall have the meaning set forth in the recitals to this Agreement.

               "CUAA LEASES" shall have the meaning set forth in the recitals to this Agreement.

               "CUAA SHAREHOLDERS" shall have the meaning set forth in the recitals to this Agreement.

               "CUAA SHARES" shall have the meaning set forth in the recitals to this Agreement.

               "DAMAGES" shall have the meaning set forth in
          Section 10.3.

               "DISPUTE" shall have the meaning set forth in
          Section 14.2.

               "DOLLARS" AND "$" means United States Dollars.

               "DUE DATE" shall have the meaning set forth in
          Section 9.3.

               "ENCUMBRANCE" means any encumbrance, lien, claim, charge, mortgage, pledge, security interest, fiduciary assignments or other legal or equitable limitations or restrictions or rights of any third party.

               "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 4.1(m).

               "ENVIRONMENTAL PERMITS" shall have the meaning set forth in Section 4.1(m).

               "FIRST YEAR" shall have the meaning set forth in
          Section 10.5.

               "FONDO OPTIMA" shall have the meaning set forth in the recitals to this Agreement.

               "GAAP" means generally accepted accounting principles in the jurisdiction of incorporation of any of the Companies applied on a consistent basis in accordance with past practice.

               "GOVERNMENTAL AUTHORITY" shall have the meaning set forth in Section 4.1(e).

               "GUARANTOR" shall, in the case of (i) the Buyer, mean GC Companies, Inc., and (ii) Fondo Optima, mean
          Bufete Industrial, S.A.

               "HAZARDOUS SUBSTANCES" shall have the meaning set forth in Section 4.1(m).

               "ICC" shall have the meaning set forth in Section
          14.2.

               "INDEMNIFICATION CLAIM" shall have the meaning set forth in Section 10.3.

               "INDEMNIFIED PARTY" shall have the meaning set forth in Section 10.4.

               "INDEMNIFYING PARTY" shall have the meaning set forth in Section 10.4.

               "INDEMNITY PAYMENTS" shall have the meaning set forth in Section 9.8.

               "KPMG" shall have the meaning set forth in Section
          2.3.

               "LEASED REAL PROPERTY" shall have the meaning set forth in Section 4.1(l).

               "LEASES" shall have the meaning set forth in Section
          4.1(l).

               "LIENS" shall have the meaning set forth in Section
          4.1(d).

               "MATERIAL ADVERSE EFFECT" means, with respect to any Person (or group taken as a whole), such event or change or effect which is materially adverse to (i) the consolidated financial condition, results of operations or business, as currently conducted or in the case of construction projects as currently conducted or contemplated to be conducted (without giving effect to the purchase of the Shares by the Buyer contemplated hereby) of such Person (or, if used with respect thereto, of such group taken as a whole), or (ii) the ability of such Person (or group) to consummate the transactions contemplated hereby. However, for the purposes hereof, a "Material Adverse Effect" shall be deemed to have occurred with respect to any of the Shareholders or any of the Companies or for determining whether there has been a breach of representations, warranties or covenants by any or all of the Shareholders (wherever materiality is an element of such determination pursuant to this Agreement) only if such event, change or effect has a material adverse effect upon the matters described in (i) or (ii) above with respect to the Companies and their respective Subsidiaries taken as a whole or such portion of the Companies actually purchased pursuant to this Agreement. Notwithstanding the foregoing, with respect to any of the Cinemas Leases, the UATC Leases or the CUAA Leases, "Material Adverse Effect" means any event, change or effect which is materially adverse to any of such leases individually (excluding such leases for any of the Companies the Shares of which are not sold hereunder).

               "MATERIAL CONTRACTS" shall have the meaning set forth in Section 4.1(i).

               "MEXICAN COMPANIES" shall have the meaning set forth in the recitals to this Agreement.

               "MEXICAN SHARES" shall have the meaning set forth in the recitals to this Agreement.

               "NET FIXED ASSETS" means fixed assets before depreciation and amortization (where such fixed assets have been fully paid for and there does not exist as of the date of determination any payable relating thereto, unless such payable has been fully funded with cash contributed by the Shareholders), plus landlord advances, but excluding, if included, the Cinemas VAT Intercompany Receivable.

               "ORDERS" shall have the meaning set forth in Section
          4.1(j).

               "ORDINARY COURSE OF BUSINESS" means (i) in general, the ordinary course of business as presently conducted; and (ii) with respect to any material construction activities (including without limitation the construction of theaters), construction undertaken pursuant to plans and specifications for projects in process as of the date hereof without variation or change order, except those required to satisfy building codes or plan specifications and other changes or variations which are not materially adverse to the cost, timing of completion, or overall quality of the completed product, of such construction activities. Material variations or material change orders from plans and specifications for any other purpose, including changes, upgrades or downgrades in finishes shall not be considered to be in the ordinary course of business.

               "OWNED REAL PROPERTY" shall have the meaning set forth in Section 4.1(l).

               "PARTIES" shall have the meaning set forth in the recitals to the Agreement.

               "PERSON" means any individual, trust, corporation, company, partnership, limited liability company or other business association, legal entity, court or government, governmental agency or instrumentality.

               "PLANS" means: (i) all employee benefit plans; (ii) all other severance pay, deferred compensation, excess benefit, pension, vacation, stock, stock option and incentive plans, managers' insurance schemes, contracts, schemes, programs, funds, commitments or arrangements, statutory or otherwise, made with any group of employees; and (iii) all other plans, contracts, schemes, programs, funds, commitments or arrangements providing money, services, property or other benefits, whether written or oral, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, former employee, director, officer, stockholder, consultant or independent contractor of any of the Companies or any of their respective Subsidiaries.

               "PRO RATA SHARE" shall have the meaning set forth in
          Section 10.5.

               "PURCHASE PRICE" shall mean the aggregate amount being paid for the Mexican Shares, the UATC Shares, the CUAA Shares, or for all the Shares, as the case may be.

               "REAL PROPERTY" shall have the meaning set forth in
          Section 4.1(l).

               "RECEIVABLES" shall have the meaning set forth in
          Section 2.3.

               "REQUEST" shall have the meaning set forth in
          Section 14.2.

               "RULES" shall have the meaning set forth in Section
          14.2.

               "SECOND YEAR" shall have the meaning set forth in
          Section 10.5.

               "SETTLEMENT PAYMENT" shall have the meaning set forth in Section 9.3.

               "SHAREHOLDERS" shall have the meaning set forth in the recitals to this Agreement.

               "SHAREHOLDERS GROUP" shall have the meaning set forth in Section 10.3.

               "SUBSIDIARY" shall, in the case of (i) UA, mean each of UA Mexico and UATC Europe; (ii) UA Mexico, mean each of the Mexican Companies; (iii) each of UATC Europe and Fondo Optima, mean each of UATC and CUAA; (iv) Transeuropa, mean UATC; and (v) each of the Companies, mean all corporations or other entities in which each of the Companies owns a majority of the issued and outstanding capital stock or similar interest.

               "TAX" shall have the meaning set forth in Section
          4.1(o).

               "TAX ARBITRATOR" shall have the meaning set forth in
          Section 9.3.

               "TAX AUDIT" shall have the meaning set forth in
          Section 9.5.

               "TAX RETURNS" shall have the meaning set forth in
          Section 4.1(o).

               "TERRITORY" shall have the meaning set forth in
          Section 6.1(c).

               "TRANSFER TAXES" shall have the meaning set forth in
          Section 9.4.

               "TRANSEUROPA" shall have the meaning set forth in the recitals to this Agreement.

               "UA" shall have the meaning set forth in the recitals to this Agreement.

               "UA MEXICO" shall have the meaning set forth in the recitals to this Agreement.

               "UATC" shall have the meaning set forth in the recitals to this Agreement.

               "UATC EUROPE" shall have the meaning set forth in the recitals to this Agreement.

               "UATC LEASES" shall have the meaning set forth in the recitals to this Agreement.

               "UATC SHAREHOLDERS" shall have the meaning set forth in the recitals to this Agreement.

               "UATC SHARES" shall have the meaning set forth in the recitals to this Agreement.

               "UNAUDITED BALANCE SHEETS" shall have the meaning set forth in Section 4.1(f).

                                  ARTICLE 2

                              SALE AND PURCHASE

                    2.1 Sale and Transfer. Subject to the terms and conditions, and on the basis of the representations, warranties, covenants and agreements, set forth in this
          Agreement:

                    (a)  UA Mexico agrees to sell, convey,
          transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from UA Mexico for the aggregate Purchase Price set forth in Section 2.2(a) hereof, the number of Cinemas Shares, Servicios Shares and Operadora Shares set out opposite UA Mexico's name in the last column on Schedule 2.1(a) hereto;

                    (b)  each of the UATC Shareholders agrees to
          sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from each of the UATC Shareholders for the aggregate Purchase Price set forth in Section 2.2(b) hereof, the number of UATC Shares set out opposite such UATC Shareholder's name in the last column on Schedule 2.1(b) hereto; and

                    (c)  each of the CUAA Shareholders agrees to
          sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase from each of the CUAA Shareholders for the aggregate Purchase Price set forth in Section 2.2(c) hereof, the number of CUAA Shares set out opposite such CUAA Shareholder's name in the last column on Schedule 2.1(c) hereto;

                    2.2  Purchase Price.

                    (a)  The aggregate Purchase Price of the
          Mexican Shares shall be $13,000,000.

                    (b) The aggregate Purchase Price of the UATC Shares shall be $3,000,000, with each of the UATC Shareholders receiving the percentage of such aggregate Purchase Price as set forth in the third column on
          Schedule 2.1(b) hereto.

                    (c) The aggregate Purchase Price of the CUAA Shares shall be $22,000,000, subject to adjustment as follows, with each of the CUAA Shareholders receiving the percentage of such aggregate Purchase Price as set forth in the third column on Schedule 2.1(c) hereto:

                    (1) if the Net Fixed Assets of CUAA as of June 30, 1997, as certified by a Big Six accounting firm in accordance with Section 7.2, is less than $14,500,000, the
                         Purchase Price for the CUAA Shares shall be decreased by the difference between $14,500,000 and the amount of such Net Fixed Assets, and if it is more than $14,500,000, then the Purchase Price for the CUAA Shares shall be increased by the difference between $14,500,000 and the amount of such Net Fixed Assets; and

                    (2)  the Purchase Price for the CUAA Shares
                         shall be increased by the total cash
                         invested in Dollars by the CUAA
                         Shareholders to fund additional
                         construction costs in CUAA from July 1,
                         1997 to the Closing Date (other than cash utilized to satisfy management fees or intercompany accounts).

                    2.3  Receivables.   (a) At the Buyer's option,
          on and subject to the terms contained in this Section 2.3, all intercompany receivables of Cinemas held by UA, its Affiliates and Fondo Optima will not be cancelled and the Buyer agrees to purchase at Closing at face value from each of UA and its Affiliates and Fondo Optima, and each of UA and its Affiliates and Fondo Optima agrees to sell, transfer, convey, and deliver, to the Buyer all rights, title and interest to such receivables, other than the Cinemas VAT Intercompany Receivable (the "Receivables"). If the Buyer exercises such option, the Purchase Price shall not be increased, but shall be allocated among the Receivables and the Shares as determined by the Buyer in good faith. This provision shall be effective only if, prior to the Closing, Cinemas shall have recapitalized the Receivables held by each of UA, its Affiliates and Fondo Optima into two classes:
          the Cinemas VAT Intercompany Receivable and the Receivables. The "Cinemas VAT Intercompany Receivable" shall be a receivable denominated in Mexican pesos that shall entitle each holder to receive an amount equal to 50% of any amounts received by Cinemas as a refund of VAT that Cinemas paid directly or indirectly to the Mexican taxing authorities in a period prior to the Closing with respect to certain construction activities engaged in by Cinemas (the "Construction Program VAT Refund") any such amounts to be payable pursuant to the terms of the Cinemas VAT Intercompany Receivable by Cinemas promptly, but in any event within 30 days after Cinemas receives the Construction Program VAT Refund.

                         (b)  The Buyer and Cinemas shall each have
          received the certificate, as allowed under the laws of Mexico, from KPMG Peat Marwick ("KPMG") certifying to the government of Mexico that Cinemas is entitled, under the laws of Mexico, to the Construction Program VAT Refund and setting forth the amount thereof. In addition, UA Mexico and Fondo Optima shall use their good faith efforts to cause KPMG to deliver a letter before Closing addressed to the Buyer stating that (i) KPMG has completed the documentation and related application for the relevant Construction Program VAT Refund, (ii) KPMG has fully reviewed all supporting documentation for such application and (iii) in KPMG's professional opinion Cinemas is entitled to the Construction Program VAT Refund and the amount thereof as set forth in the application for VAT refund filed by Cinemas with the government of Mexico.

                         (c)  At the Buyer's option, on and subject
          to the terms contained in this Section 2.3, all intercompany receivables of each of UATC, CUAA, Servicios and Operadora held by any of the Shareholders will not be cancelled and the Buyer agrees to purchase from such Shareholder, and such Shareholder agrees to sell, transfer, convey, and deliver, to the Buyer all rights, title and interest to such receivables at face value.

                                  ARTICLE 3

                                 THE CLOSING

                    3.1 Time and Place of Closing. Upon the terms of, and subject to the satisfaction (or waiver pursuant to Section 14.9 hereof) of the conditions contained in, this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at 919 Third Avenue, New York, NY or at such other place as the parties may mutually agree on August 22, 1997 (the "Closing Date").

                    3.2 Deliveries by UA and the Shareholders. At the Closing, unless previously delivered:

                    (a) UA Mexico will deliver to the Buyer stock certificates or other customary documentation representing the number of Cinemas Shares, Servicios Shares and Operadora Shares set out opposite its name in the last column on Schedule 2.1(a) hereto accompanied by stock powers duly endorsed in blank or in favor of the Buyer or accompanied by duly executed instruments of transfer or other customary documentation of transfer, and further accompanied by a certified copy of minutes of shareholders' meetings of each of the Mexican Companies containing the approval of the transactions contemplated herein and the waiver of Fondo Optima (and any other shareholder of the Mexican Companies) to their right of first refusal to acquire any of the Mexican Shares, as well as certified copies of the entries in the shareholders' registry books of the Mexican Companies evidencing the transfer of the Mexican Shares in favor of the Buyer, all in form and substance satisfactory to the Buyer;

                    (b) each UATC Shareholder will each deliver to the Buyer stock certificates or other customary documentation representing the number of UATC Shares set out opposite its name in the last column on Schedule 2.1(b) hereto accompanied by stock powers duly endorsed in blank or in favor of the Buyer or accompanied by duly executed instruments of transfer or other customary documentation of transfer;

                    (c) each CUAA Shareholder will each deliver to the Buyer stock certificates or other customary documentation representing the number of CUAA Shares set out opposite its name in the last column on Schedule 2.1(c) hereto accompanied by stock powers duly endorsed in blank or in favor of the Buyer or accompanied by duly executed instruments of transfer or other customary documentation of transfer;

                    (d) UA and each Shareholder (or, on behalf of UA Mexico or UATC Europe, or both, UA) shall deliver a certificate, dated as of the Closing Date, executed by its President or Vice President, certifying for and on behalf of UA or such Shareholder, as the case may be, to the best of the knowledge, information and belief of the person signing such certificate after having made reasonable inquiries, to the effect that (1) UA or such Shareholder, as the case may be, has performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by it on or prior to the Closing Date and (2) the representations and warranties of UA or such Shareholder, as the case may be, contained herein are true and correct when made and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated in this Agreement, except for such representations and warranties which are contemplated to change by their nature or speak as of an earlier date;

                    (e)  Each Shareholder (or, on behalf of UA
          Mexico or UATC Europe, or both, UA) shall deliver a duly executed cross-receipt acknowledging receipt of its Purchase Price;

                    (f)  Each Shareholder (or, on behalf of UA
          Mexico or UATC Europe, or both, UA) shall deliver copies of such Shareholder's articles of incorporation and by-laws, as amended, or equivalent organizational documents and of each of such Shareholder's Subsidiaries, certified by UA or such Shareholder, as the case may be, as being true and complete and in full force and effect as of Closing Date;

                    (g) UA and each Shareholder (or, on behalf of UA Mexico or UATC Europe, or both, UA) shall deliver (1) copies of the resolutions adopted by its Board of Directors, certified by its President, Vice President, Secretary or other appropriate officer as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by UA or such Shareholder, as the case may be, of this Agreement, and the performance by UA or such Shareholder, as the case may be, of its obligations hereunder, and (2) certified copies of the resolutions adopted by the shareholders of each of UATC and CUAA reflecting: (i) the acceptance of the resignations to their respective offices as directors and syndics by the person then holding office provided the Buyer has furnished the necessary information (ii) the approval of the duties performed by the aforementioned resigning directors;
          (iii) the appointment of new directors and syndics to replace the resigning directors and syndics; and (iv) subject to obtaining any necessary landlord consents, the change of name of UATC and CUAA to another eliminating the reference to UATC, UA or United Artists together with such other matters as may be necessary or appropriate to satisfy the requirements of Section 12.4;

                    (h) UA and each Shareholder (or, on behalf of UA Mexico or UATC Europe, or both, UA) shall deliver a certificate of its President, Vice President, Secretary or other appropriate officer certifying the names and signatures of the officers of UA or such Shareholder, as the case may be, authorized to sign this Agreement and the other documents to be delivered hereunder; and

                    (i) UA and each Shareholder (or, on behalf of UA Mexico or UATC Europe, or both, UA) shall deliver all other documents, instruments and writings (1) required to be delivered by it at or prior to the Closing Date pursuant to this Agreement, (2) otherwise required in connection herewith or (3) other customary closing documents, certificates and opinions of counsel (as to, without limitation, due organization and existence of the Companies; title to Shares; due authorization and execution of this Agreement by such Shareholder) which are reasonably requested by the Buyer to be delivered to the Buyer at the Closing in connection with the transactions contemplated herein.

                    3.3 Deliveries by the Buyer. The Buyer will deliver to each of the Shareholders:

                    (a)  its Purchase Price by wire transfer of
          immediately available funds to the respective accounts which have been designated by each of the Shareholders five business days prior to the Closing;

                    (b) cross-receipts duly executed by the Buyer acknowledging receipt of the Shares, as well as receipt of transfer letters in respect of the UATC Shares and the CUAA Shares, as the case may be;

                    (c)  a certificate dated the Closing Date
          evidencing the good standing of the Buyer under the laws of the State of Delaware;

                    (d)  a certificate, dated as of the Closing
          Date, executed by its President or Vice President, certifying for and on behalf of the Buyer to the best of the knowledge, information and belief of the person signing such certificate after having made reasonable inquiries, to the effect that (1) the Buyer has performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by it on or prior to the Closing Date and (2) the representations and warranties of the Buyer contained herein are true and correct when made and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated in this Agreement, except for such representations and warranties which are contemplated to change by their nature or speak as of an earlier date;

                    (e) copies of the resolutions adopted by the Board of Directors of the Buyer, certified by the Secretary of the Buyer as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Buyer of this Agreement, and the performance by the Buyer of its obligations hereunder;

                    (f)  a certificate of the Secretary of the
          Buyer certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other documents to be delivered hereunder; and

                    (g)  all other documents, instruments and
          writings (1) required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, (2) otherwise required in connection herewith or (3) other customary closing documents ,certificates and opinions of counsel (as to, without limitation, good standing and due incorporation of the Buyer and due authorization and execution of this Agreement by the Buyer) which are reasonably requested by the Shareholders to be delivered to the Shareholders at the Closing in connection with the transactions contemplated herein.

                                  ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES

                    4.1 Representations and Warranties of UA. UA represents and warrants, for and on behalf of (i) UA Mexico, as to UA Mexico and the Mexican Companies, and
          (ii) UATC Europe, as to UATC Europe, UATC and CUAA, to the Buyer as follows:

                    (a) Organization and Standing. Each of Cinemas and Servicios is, and, at Closing, Operadora will be, a corporation duly organized and validly existing under the laws of Mexico, with full power and authority to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect. Each of UATC and CUAA is a corporation duly organized and validly existing under the laws of Argentina, with full power and authority to own, operate and lease its properties and to carry on its business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect. Each of UA Mexico and UATC Europe is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, with full power and authority to own, operate and lease its properties and to carry on its business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect.

                    (b) Authorization; Binding Obligation. Each of UA, UA Mexico and UATC Europe has all requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby except where the failure to have such power and authority would not have a Material Adverse Effect. The execution and delivery of this Agreement by each of UA, UA Mexico and UATC Europe, the performance by each of UA, UA Mexico and UATC Europe of its obligations hereunder and the consummation of the transactions contemplated hereby by each of UA, UA Mexico and UATC Europe have been duly and validly authorized by the Board of Directors of each of UA, UA Mexico and UATC Europe, and no other corporate action on the part of each of UA, UA Mexico and UATC Europe is necessary to authorize this Agreement or for each of UA, UA Mexico and UATC Europe to carry out its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of UA, UA Mexico and UATC Europe and, assuming the due authorization, execution and delivery by all the other Parties hereto, constitutes a legal, valid and binding obligation of each of UA, UA Mexico and UATC Europe, enforceable against each of UA, UA Mexico and UATC Europe in accordance with its terms.

                    (c)  Subsidiaries and Affiliates.  Schedule
          4.1(c) hereto contains a complete list of all of the Subsidiaries and Affiliates of each of the Companies, other than those identified in the definition of "Subsidiary" in Section 1.1. Each of the Companies does not have any Subsidiaries or Affiliates other than those listed on Schedule 4.1(c) hereto other than those identified in the definition of "Subsidiary" in Section
          1.1. All of such Subsidiaries and Affiliates are corporations duly organized and validly existing under the laws of the jurisdiction of their incorporation, with full power and authority to own, operate and lease their properties and to carry on their business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect.

                    (d)  Title to Shares; Capitalization.  UA
          Mexico is the record and beneficial owner of the Cinemas Shares and the Servicios Shares and, at Closing, UA Mexico will be the record and beneficial owner of the Operadora Shares, set out opposite its name on Schedule 2.1(a) hereto, and UATC Europe is the record and beneficial owner of the UATC Shares and the CUAA Shares set out opposite its name on Schedules 2.1(b) and 2.1(c) hereto, respectively, free and clear of all Liens (as defined below) and, at the Closing, the Buyer will receive good and valid title to such Shares free of any adverse claim. Such Shares are not subject to any restrictions on transferability other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of the Companies and by the applicable securities laws of any jurisdiction. The share capitalization of (1) the Mexican Companies (other than Operadora) consists solely of the Cinemas Shares and the Servicios Shares, respectively, owned by UA Mexico and Fondo Optima, and in the case of Operadora, will at Closing consist solely of the Operadora Shares owned by UA Mexico and Fondo Optima, with UA Mexico selling all of such Mexican Shares owned by it to the Buyer; (2) UATC consists solely of the UATC Shares owned by the UATC Shareholders, with all of such UATC Shares being sold by the UATC Shareholders to the Buyer; and (3) CUAA consists solely of the CUAA Shares owned by the CUAA Shareholders, with all of such CUAA Shares being sold by the CUAA Shareholders to the Buyer. There are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire such Shares from any of UA Mexico or UATC Europe or under which any of UA Mexico or UATC Europe may be obligated to sell or transfer any of such Shares other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of the Companies and by this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of such Shares other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of the Companies and by this Agreement. For the purpose of this Agreement, "Liens" shall mean and include all liens, mortgages, pledges, security interests, fiduciary assignments, options, charges or similar Encumbrances.

                    (e)  Consents and Approvals; No Violation.
          Except for the consents and approvals set forth in
          Schedule 4.1(e) hereto (the "Consents"), neither the execution and delivery of this Agreement by UA, UA Mexico and UATC Europe nor the consummation of the transactions contemplated hereby will (assuming that the Consents are obtained) (1) violate or conflict with any provision of the articles of incorporation, by-laws or other equivalent organizational documents of any of UA, UA Mexico, UATC Europe or the Companies, (2) violate or conflict with any material provision of the Cinemas Leases, the UATC Leases or the CUAA Leases, (3) require any consent, waiver, approval, authorization or permit of or the filing with or notification to, any court, or governmental or regulatory authority, agency or commission (each, a "Governmental Authority") by any of UA, UA Mexico, UATC Europe or the Companies, (4) violate or conflict with any law, rule, regulation, ordinance, order, judgment, award, writ, injunction or decree of a Governmental Authority (collectively, "Laws") applicable to any of UA, UA Mexico, UATC Europe or the Companies or
          (5) violate or conflict with, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require any consent under, or result in the creation of any Lien on any of the Mexican Shares owned by UA Mexico, or the UATC Shares and CUAA Shares owned by UATC Europe pursuant to any of the terms, conditions or provisions of any note, mortgage, indenture, Lien, bond, agreement, sublease, license, permit, franchise, contract, lease or other instrument or obligation to which any of UA, UA Mexico, UATC Europe or the Companies is a party or by which it or any of its assets, properties or interests is bound, excluding from any the foregoing clauses (1) through (5) such failures, violations, breaches or defaults which individually or in the aggregate, would not have a Material Adverse Effect.

                    (f)  Financial Statements.   Attached hereto as
          Schedule 4.1(f) are copies of the unaudited balance sheets and income statements for each of Cinemas and UATC for the periods ended December 31, 1996 and May 31, 1997, and for CUAA for the period ended May 31, 1997. (collectively, the "Unaudited Balance Sheets"). The audited balance sheets, income statements and statements of cash flow of Cinemas and UATC for the period ended December 31, 1996 and June 30, 1997 and the audited fixed asset accounts of CUAA for the period ended June 30, 1997 (collectively, the "Audited Balance Sheets", and, together with the Unaudited Balance Sheets, the "Balance Sheets") will be delivered to the Buyer after the date of execution of this Agreement and in any case no later than August 1, 1997 except for the Audited Balance Sheets of Cinemas for the period ended June 30, 1997 which will be delivered to the Buyer no later than August 8, 1997. The Unaudited Balance Sheets of Cinemas present and the Audited Balance Sheets of Cinemas, when delivered as aforesaid, will present fairly the financial position, in accordance with GAAP, of Cinemas as of the dates set forth therein and the results of operations of Cinemas for the period set forth therein. The Unaudited Balance Sheets of UATC and CUAA, respectively, present and the Audited Balance Sheets of UATC and CUAA, respectively, when delivered as aforesaid, will present fairly the financial position, in accordance with GAAP, of UATC and CUAA, respectively, as of the dates set forth therein and the results of operations of UATC and CUAA, respectively, for the period set forth therein. UA presently has the financial capacity and ability to fulfill its obligations under this Agreement, including its obligations of indemnification under Article 10 hereof.

                    (g)  No Undisclosed Liabilities.  Each of
          Cinemas, UATC and CUAA and each of their respective Subsidiaries has no liabilities (whether absolute, accrued, fixed, contingent, matured, unmatured, determined, determinable or otherwise) which would be required by GAAP to be and were not disclosed or reserved against in each of their Balance Sheets, except for (1) liabilities set forth on Schedule 4.1(g) hereto, (2) liabilities incurred in the Ordinary Course of Business,
          (3) liabilities arising under or resulting from this Agreement, or (4) liabilities incurred other than in the Ordinary Course of Business which do not exceed in the aggregate $25,000.

                    (h)  Absence of Certain Changes.  Except as
          disclosed in Schedule 4.1(h) hereto, since May 31, 1997, each of the Companies and each of their respective Subsidiaries has conducted its business only in the ordinary and usual course and (1) there has not occurred any events or changes (including the incurrence of any liabilities of any nature other than in the Ordinary Course of Business, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (2) each of the Companies and each of their respective Subsidiaries has not taken any action which would have been prohibited under Section 6.1(b) hereof.

                    (i) Material Contracts. (1) Schedule 4.1(i) hereto sets forth a list, as of the date hereof, of the following contracts to which each of the Companies or any of their respective Subsidiaries is a party:

                         (i)  each employment, severance,
          management, collective bargaining, consulting and other agreement involving compensation for services rendered or to be rendered, in each case involving payments in excess of $100,000 per year;

                         (ii)  any credit agreement, loan
          agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness, or other contract relating to the borrowing of a material amount of funds;

                         (iii)  any contract regarding the
          acquisition or disposition of a motion picture exhibition theater in the last two years pursuant to which net payments or net proceeds, as the case may be, in excess of $500,000 were made or received, as the case may be;

                         (iv)  the Cinemas Leases, the UATC Leases
          and the CUAA Leases;

                         (v)  any joint venture or shareholders
          agreements; and

                         (vi)  any other contract in the Ordinary
          Course of Business other than film contracts which involves the payment or receipt of an amount in excess of $250,000 per annum or, outside of the Ordinary Course of Business which involves the payment or receipt of an amount in excess of $100,000 per annum.

                         (2)  Except as set forth on Schedule
          4.1(i) hereto, all of the Material Contracts (as defined below) are valid, binding and enforceable obligations of each of the Mexican Companies, UATC or CUAA or any of their respective Subsidiaries, which are parties to such Material Contracts, as the case may be, and, to the knowledge of UA, neither the other party thereto or any of the Companies or any of their respective Subsidiaries, as the case may be, is in material breach of or default under any such Material Contract, except where (i) the failure of Material Contracts to be valid, binding and enforceable or (ii) breaches of Material Contracts, in each such case, would not have a Material Adverse Effect. As used in this Agreement, the term "Material Contracts" shall mean all of the contracts set forth on Schedule 4.1(i) hereto. True and correct copies of each of the Material Contracts have been previously provided to the Buyer or will be provided promptly to the Buyer after the execution of this Agreement.

                    (j) Compliance with Laws. Except as set forth on Schedule 4.1(j) hereto, none of the Companies nor any of their respective Subsidiaries is in violation of any provision of any (1) Law or (2) order, judgment, injunction, award, decree, writ, ruling and similar action of any Governmental Authority having jurisdiction over any of them (collectively, "Orders") , except for such violations which would not have a Material Adverse Effect.

                    (k) Litigation and Arbitration. Except as set forth on Schedule 4.1(k) hereto, as of the date hereof, there is no claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority ("Action") pending or, to the knowledge of UA, threatened against any of the Companies or any of their respective Subsidiaries which (1) would have a Material Adverse Effect or (2) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. Except as set forth in Schedule 4.1(k) hereto, none of the Companies or any of their respective Subsidiaries is subject to any Order (except any such Orders which have general applicability to Persons which are similarly situated) which would, if violated, have a Material Adverse Effect.

                    (l)  Real Estate.  (1) Part I of Schedule
          4.1(l) attached hereto sets forth, as of the date of this Agreement, a complete and accurate list, in all material respects, of (i) all of the real property owned by (A) each of the Companies and each of their respective Subsidiaries singly or in common with other entities or individuals and (B) joint ventures in which each of the Companies and each of their respective Subsidiaries is a venture partner, singly or in common with other entities (the "Owned Real Property"), (ii) all of the real property that each of the Companies and each of their respective Subsidiaries has leased or subleased from a third party and (iii) all of the real property that each of the Companies and each of their respective Subsidiaries has leased or subleased to a third party (clauses (ii) and (iii), together, the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). As of the date of this Agreement, each of the Companies and each of their respective Subsidiaries has good, valid and marketable title to its interest in the applicable Owned Real Property or a valid leasehold interest in the applicable Leased Real Property, in each case, free and clear of all Liens, Encumbrances and other matters of record, except for (A) Liens, Encumbrances and other matters of record, if any, listed on Part II of Schedule 4.1(l), (B) Liens, encumbrances and other matters of record which do not, individually or in the aggregate, have a Material Adverse Effect on the present use or operation of the Real Property, (C) taxes or assessments, special or otherwise, not due and payable or being contested in good faith, (D) easements, rights of way, restrictions, covenants of record and claims or other similar charges, Encumbrances and other matters of record which, if the rights granted under such instruments were fully exercised, would not, individually or in the aggregate, have a Material Adverse Effect on the present use or operation of the Real Property, (E) rights of parties in possession, as tenants only, under leases of Real Property shown on Schedule 4.1(l) hereto or any party claiming through or under such tenants, (F) any state of facts, rights, interests or claims which could be ascertained by an inspection of the Real Property, the existence of which does not have a Material Adverse Effect on the present use or operation of the Real Property but excluding any state of facts or claims with respect to any noncompliance with any environmental laws, and (G) any discrepancies, conflicts or boundary lines, shortages in area, encroachments, or any other facts which an accurate survey would disclose, the existence of which does not have a Material Adverse Effect on the present use or operation of the Real Property.

                         (2)  With respect to Leased Real Property
          (i) which is leased or subleased by each of the Companies and each of their respective Subsidiaries from a third party, none of the Companies or their respective Subsidiaries has received any written notice, in the case of the Mexican Companies and CUAA and their respective Subsidiaries during each of their period of ownership or occupancy of such property, and in the case of UATC and its Subsidiaries during the period since UATC Europe and Fondo Optima became shareholders of UATC, of (A) any monetary default or other material default under any lease or sublease (which is material to their business or operations) or (B) non-compliance with any applicable Laws, other than any non-compliance or default the consequences of which currently do not have a Material Adverse Effect on the present occupancy, use and/or operation of the Leased Real Property by the Companies and each of their respective Subsidiaries and (ii) which is leased or subleased by each of the Companies and each of their respective Subsidiaries to a third party, none of the Companies or their respective Subsidiaries (A) is in material default under any lease or sublease (which is material to their business or operations) which default would give rise to a right of such third party to terminate the applicable lease or sublease and (B) has actual knowledge of any monetary default or other material default by a third party under any material lease or sublease.

                         (3)  None of the Companies or their
          respective Subsidiaries, with respect to its Real Property, has received any written notice, in the case of the Mexican Companies and CUAA and their respective Subsidiaries during each of their period of ownership or occupancy of such property, and in the case of UATC and its Subsidiaries during the period since UATC Europe and Fondo Optima became shareholders of UATC, from any Governmental Authority with respect to its Real Property of any material violation of any Laws, which violation is not in the process of being cured or contested in good faith.

                         (4)  None of the Companies or their
          respective Subsidiaries has received any written notice, in the case of the Mexican Companies and CUAA and their respective Subsidiaries during each of their period of ownership or occupancy of such property, and in the case of UATC and its Subsidiaries during the period since UATC Europe and Fondo Optima became shareholders of UATC, of any pending condemnation or eminent domain proceeding which if successfully prosecuted would have a Material Adverse Effect on the present use or operation of its Real Property.

                         (5)  The Spanish language copies of the
          leases covering the Leased Real Property (the "Leases") delivered by UA Mexico and UATC Europe to the Buyer (a complete set of which have been delivered by such Shareholder to the Buyer) are true and complete copies thereof, and the same have not otherwise been amended, modified or supplemented in any material respect;

                         (6)  There is no material Action pending
          to which any of the Companies or their respective Subsidiaries is a party, or, to the knowledge of UA, threatened with respect to the ownership, management or operation of the Real Property;

                         (7)  There are no outstanding unpaid
          assessment notices directed to, or assessment proceedings to which any of the Companies or their respective Subsidiaries is a party, respecting municipal improvements against the Real Property, other than such notices or proceedings which are being contested in good faith, and all municipal improvements for the cost of which the Real Property can be assessed have been paid in full so far as they relate to the interest of any of the Companies or their respective Subsidiaries therein and the payment of which is the obligation of any of the Companies; and

                         (8)  None of the Companies or their
          respective Subsidiaries has received any notice from any insurance company which has issued a policy with respect to the Real Property claiming any material defects or deficiencies in the Real Property or suggesting or requesting the performance of any material repairs, alterations or other work for the Real Property which has not been complied with; nor has any of the Companies or their respective Subsidiaries received any written notice from any such insurance company stating or indicating that the policy issued by it will not be renewed or will be renewed at a materially higher premium than is presently payable therefor.

                    (m)  Environmental.   (1)  Except as set forth
          on Schedule 4.1(m) hereto, (i) to the knowledge of UA, each of the Companies and each of their respective Subsidiaries is in material compliance with all applicable Environmental Laws (as defined below) regarding the storage, use, treatment, transportation, manufacture, refinement, production, disposal or handling of Hazardous Substances (as defined below); each of the Companies and each of their respective Subsidiaries has secured all material permits, licenses, authorizations, registrations and approvals ("Environmental Permits") necessary for the storage, use or handling of Hazardous Substances and is in compliance therewith; (ii) there are no material pending claims by any Governmental Authority or any other Person in respect of Environmental Laws affecting the Real Property; none of the Companies or their respective Subsidiaries has received any written notice of any violations of any Environmental Laws; and none of the Companies or their respective Subsidiaries has received any written warning notices, administrative complaints, judicial complaints or other formal or, to the knowledge of UA, informal notices from any Person alleging that conditions on the Real Property are, or may be, in violation of any Environmental Laws; and (iii) to the actual knowledge of UA, without investigation, there is not now, nor has there ever been, any treatment, storage, disposal, discharge or other type of release of Hazardous Substances on property adjacent to or near the Real Property or to the surface or ground water flowing to the Real Property which has resulted in the contamination to the Real Property.

                         (2)  For purposes of this Agreement, (i)
          the term "Environmental Laws" shall mean all applicable laws, regulations, rules, ordinances, orders, codes, licenses, permits, decrees and judgments of or by any Governmental Authority relating to pollution or protection of the environment now in effect in any applicable jurisdiction and (ii) the term "Hazardous Substances" shall mean any chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

                    (n)  Employee Benefit Plans.  (1) Schedule
          4.1(n) hereto sets forth a true and complete list (or in the case of an unwritten Plan, a description) of all the Plans established or maintained by each of the Companies and each of their respective Subsidiaries or covering employees or former employees of each of the Companies and each of their respective Subsidiaries.

                         (2)  Each Plan listed on Schedule 4.1(n)
          hereto is in material compliance with its terms and the requirements provided by any and all applicable Laws, and no condition exists that would be expected to affect such material compliance. To UA's knowledge, no notice has been issued by any Governmental Authority questioning or challenging such compliance. There are no Claims (other than routine, non-contested Claims for benefits) pending or, to UA's knowledge, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material liability to any of the Companies and their respective Subsidiaries, taken as a whole.
          With respect to all such Plans, all required contributions due for all periods ending before the Closing Date have been made in full or have been accrued on the relevant Company's most recent balance sheet. Neither the Companies nor any of their respective Subsidiaries maintains or contributes to, or has any liability (fixed, contingent or otherwise) for, medical, health or life insurance benefits for terminated or retired employees of any of the Companies nor any of their respective Subsidiaries after termination of their employment, except as required by law.

                         (3)  The execution and performance of this
          Agreement will not constitute a stated triggering event under any Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of any of the Companies or any of their respective Subsidiaries.

                    (o)  Taxes.  (1)  Except as disclosed on
          Schedule 4.1(o) hereto:

               (i) Each of the Companies and each of their respective Subsidiaries

                    (A) has prepared in good faith and duly and timely filed all material Tax Returns (as defined below) required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects,

                    (B) has paid all material Taxes (as defined below) that are required to be paid, except with respect to matters contested in good faith that are set forth in Schedule 4.1(o) or with respect to which reserves are provided on the Balance Sheets of the appropriate Company, and

                    (C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

               (ii) There are not pending or, to UA's knowledge, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters of any of the Companies or any of their respective Subsidiaries;

               (iii) There are no Encumbrances for material Taxes upon the assets or properties of any of the Companies or any of their respective Subsidiaries, except for statutory liens for Taxes not yet due;
               and

               (iv) None of the Companies or any of their respective Subsidiaries (A) is a party to, or is bound by, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement ("Tax Agreement"), or (B) has formally or informally assumed (or has been caused to assume) any obligation under any Tax Agreement to which it is not a party or with respect to which it is not otherwise bound.

               (v) Other than any Tax Returns which have not yet been required to be filed, and those Tax Returns referred to on Schedule 4.1(o), each of the Companies and each of their respective Subsidiaries has made available, or will no later than August 1, 1997 make available, to the Buyer true and correct copies of the Tax Returns as filed for each of the taxable years, or portions thereof, from 1992 through 1997.

                         (2)  As used in this Agreement, (i) the
          term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign taxes, including without limitation, income, windfall, profits, gains, franchise, gross receipts, transfer, license, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or governmental assessment, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes. For purposes of this Section 4.1(o) and Section 4.2(o), "material" shall mean Taxes, individually or in the aggregate, in excess of $25,000 and, when referring to Tax Returns, any Tax Return, alone or when taken together with any other Tax Returns, with respect to which the failure to file would result in Taxes in excess of $25,000.

                    (p) Labor Matters. To the knowledge of UA (1) there is no unfair labor practice complaint against any of the Companies or any of their respective Subsidiaries pending before any agency or tribunal responsible for the prevention of unlawful employment practices; (2) no representation question exists respecting any employee of any of the Companies or any of their respective Subsidiaries; (3) no charges with respect to or relating to any employee of any of the Companies or any of their respective Subsidiaries are pending before any agency or tribunal responsible for the prevention of unlawful employment practices; and (4) except as disclosed in
          Schedule 4.1(i) hereto, none of the Companies or any of their respective Subsidiaries is subject to any collective bargaining agreements.

                    (q) Construction. Schedule 4.1(q) hereto sets forth a schedule as of the date thereof of all material construction activity being conducted by or on behalf of CUAA and each of its Subsidiaries. All such construction will be funded by CUAA through Closing as required by the relevant construction agreements on a current basis; all such construction which has been completed has been paid for in full to the extent required by the relevant construction agreements; to the knowledge of UA, no mechanics' or materialmens' liens have been filed against CUAA on or before August 1, 1997; from August 1, 1997 until Closing, there shall have been no mechanics' or materialmens' liens filed against CUAA; all licenses and permits relating to all such construction required to be obtained from Governmental Authorities have been obtained; and the contemplated use of the project upon completion is permitted under applicable Laws, including the applicable zoning laws.

                    (r)  Ownership of Personal Property.  Except
          for leased personal property, each of the Companies and each of their respective Subsidiaries has or at Closing will have good, valid and marketable title to all of its personal property of every kind, nature and description, wherever situated, owned or used in its business, free and clear of all material Liens, Encumbrances and other matters of record except for the Liens, Encumbrances and other matters of record listed on Schedule 4.1(r) hereto or released prior to Closing.

                    (s) Payments. (1) None of (i) UA Mexico in its capacity as the shareholder of each of the Mexican Companies, the Mexican Companies nor any of their respective Subsidiaries or representatives, since UA Mexico became such shareholder, (ii) UATC Europe in its capacity as shareholder of UATC, UATC nor any of their respective Subsidiaries or representatives, since UATC Europe became such shareholder and (iii) UATC Europe in its capacity as shareholder of CUAA, CUAA nor any of their respective Subsidiaries or representatives, since UATC Europe became such shareholder, has made, authorized or offered any payment, or given, authorized or offered the giving of anything of value, directly or indirectly, to any official or employee of the local, state, federal or other governments in Mexico or Argentina or of the jurisdictions included in Mexico and Argentina or any department, agency or instrumentality thereof, or to any Person acting in an official capacity for or on behalf of any of the foregoing, or to any political party in Mexico or Argentina or in the jurisdictions included in Mexico and Argentina or any official thereof, or to any Person known to be a candidate for any office in Mexico or Argentina or in the governments of the jurisdictions included in Mexico and Argentina, for the purpose of illegally influencing any act or decision in any such person's official capacity, or illegally inducing any such Person to use its influence with any such governments or any department, agency or instrumentality thereof, or influencing any official act or decision of any such governments or any department, agency or instrumentality thereof, with respect its business and operations; and

                         (2)  None of (i) UA Mexico in its capacity
          as the shareholder of each of the Mexican Companies, the Mexican Companies nor any of their respective Subsidiaries or representatives, since UA Mexico became such shareholder, (ii) UATC Europe in its capacity as shareholder of UATC, UATC nor any of their respective Subsidiaries or representatives, since UATC Europe became such shareholder and (iii) UATC Europe in its capacity as shareholder of CUAA, CUAA nor any of their respective Subsidiaries or representatives, since UATC Europe became such shareholder, taken any action that would subject itself to any material liability or penalty under any applicable laws, rules, regulations or decrees of any Governmental Authority.

                    (t) Disclosure of All Material Facts. UA has disclosed to the Buyer all material facts of which it has knowledge or has reason to believe of their existence relating to each of the Mexican Companies.

                    4.2  Representations and Warranties of Fondo
          Optima. Fondo Optima represents and warrants to the Buyer as follows:

                    (a) Organization and Standing. Each of UATC and CUAA is a corporation duly organized and validly existing under the laws of Argentina, with full power and authority to own, operate and lease its properties and to carry on its business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect. Fondo Optima is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, with full power and authority to own, operate and lease its properties and to carry on its business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect.

                    (b) Authorization; Binding Obligation. Fondo Optima has all requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby except where the failure to have such power and authority would not have a Material Adverse Effect. The execution and delivery of this Agreement by Fondo Optima, the performance by Fondo Optima of its obligations hereunder and the consummation of the transactions contemplated hereby by Fondo Optima have been duly and validly authorized by the Board of Directors of Fondo Optima, and no other corporate action on the part of Fondo Optima is necessary to authorize this Agreement or for Fondo Optima to carry out its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Fondo Optima and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of Fondo Optima, enforceable against Fondo Optima in accordance with its terms.

                    (c)  Subsidiaries and Affiliates.  Schedule
          4.1(c) hereto contains a complete list of all of the Subsidiaries and Affiliates of each of UATC and CUAA other than those identified in the definition of "Subsidiary" in Section 1.1. Each of UATC and CUAA does not have any Subsidiaries or Affiliates other than those listed on Schedule 4.1(c) hereto other than those identified in the definition of "Subsidiary" in Section
          1.1. All of such Subsidiaries and Affiliates are corporations duly organized and validly existing under the laws of the jurisdiction of their incorporation, with full power and authority to own, operate and lease their properties and to carry on their business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect.

                    (d)  Title to Shares; Capitalization.  Fondo
          Optima is the record and beneficial owner of the UATC Shares and the CUAA Shares set out opposite its name on Schedules 2.1(b) and 2.1(c) hereto, respectively, free and clear of all Liens and, at the Closing, the Buyer will receive good and valid title to such Shares free of any adverse claim. Such Shares are not subject to any restrictions on transferability other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of UATC and CUAA and by the securities laws of any jurisdiction. The share capitalization of (1) UATC consists solely of the UATC Shares owned by the UATC Shareholders, with all of such UATC Shares being sold by the UATC Shareholders to the Buyer and (2) CUAA consists solely of the CUAA Shares owned by the CUAA Shareholders, with all of such CUAA Shares being sold by the CUAA Shareholders to the Buyer. There are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire such Shares from Fondo Optima or under which Fondo Optima may be obligated to sell or transfer any of such Shares other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of UATC and CUAA and by this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of such Shares other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of UATC and CUAA and by this Agreement.

                    (e)  Consents and Approvals; No Violation.
          Except for the Consents, neither the execution and delivery of this Agreement by Fondo Optima nor the consummation of the transactions contemplated hereby will (assuming that the Consents are obtained) (1) violate or conflict with any provision of the articles of incorporation, by-laws or other equivalent organizational documents of any of Fondo Optima, UATC or CUAA, (2) violate or conflict with any material provision of the UATC Leases or the CUAA Leases, (3) require any consent, waiver, approval, authorization or permit of or the filing with or notification to, any Governmental Authority by any of Fondo Optima, UATC or CUAA, (4) violate or conflict with any Laws applicable to Fondo Optima, UATC or CUAA, or (5) violate or conflict with, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require any consent under, or result in the creation of any Lien on any of the UATC Shares or the CUAA Shares owned by Fondo Optima pursuant to any of the terms, conditions or provisions of any note, mortgage, indenture, Lien, bond, agreement, sublease, license, permit, franchise, contract, lease or other instrument or obligation to which any of Fondo Optima, UATC or CUAA is a party or by which it or any of its assets, properties or interests is bound, excluding from any of the foregoing clauses (1) through (5) such failures, violations, breaches or defaults which individually or in the aggregate would not have a Material Adverse Effect.

                    (f)  Financial Statements.  Attached hereto as
          Schedule 4.1(f) are copies of the Unaudited Balance Sheets of each of UATC and CUAA. The Audited Balance Sheets of UATC and CUAA will be delivered to the Buyer after the date of execution of this Agreement and in any case no later than August 1, 1997. The Unaudited Balance Sheets of UATC and CUAA, respectively, present and the Audited Balance Sheets of UATC and CUAA, respectively, when delivered as aforesaid, will present fairly the financial position, in accordance with GAAP, of UATC and CUAA, respectively, as of the dates set forth therein and the results of operations of UATC and CUAA, respectively, for the period set forth therein.

                    (g) No Undisclosed Liabilities. Each of UATC and CUAA and each of their respective Subsidiaries has no liabilities (whether absolute, accrued, fixed, contingent, matured, unmatured, determined, determinable or otherwise) which would be required by GAAP to be and were not disclosed or reserved against in its Balance Sheets, except for (1) liabilities set forth on Schedule 4.1(g) hereto, (2) liabilities incurred in the Ordinary Course of Business, (3) liabilities arising under or resulting from this Agreement, or (4) liabilities incurred other than in the Ordinary Course of Business which do not exceed in the aggregate $25,000.

                    (h)  Absence of Certain Changes.  Except as
          disclosed in Schedule 4.1(h) hereto, since May 31, 1997, each of UATC and CUAA and each of their respective Subsidiaries has conducted its business only in the ordinary and usual course and (1) there has not occurred any events or changes (including the incurrence of any liabilities of any nature other than in the Ordinary Course of Business, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (2) each of UATC and CUAA and each of their respective Subsidiaries has not taken any action which would have been prohibited under Section 6.1(b) hereof.

                    (i) Material Contracts. (1) Schedule 4.1(i) hereto sets forth a list, as of the date hereof, of the following contracts to which each of UATC or CUAA or any of their respective Subsidiaries is a party:

                         (i)  each employment, severance,
          management, collective bargaining, consulting and other agreement involving compensation for services rendered or to be rendered, in each case involving payments in excess of $100,000 per year;

                         (ii)  any credit agreement, loan
          agreement, indenture, note, mortgage, security agreement, loan commitment, evidence of indebtedness, or other contract relating to the borrowing of a material amount of funds;

                         (iii)  any contract regarding the
          acquisition or disposition of a motion picture exhibition theater in the last two years pursuant to which net payments or net proceeds, as the case may be, in excess of $500,000 were made or received, as the case may be;

                         (iv)  the UATC Leases and the CUAA Leases;

                         (v)  any joint venture or shareholders
          agreements; and

                         (vi)  any other contract in the Ordinary
          Course of Business other than film contracts which involves the payment or receipt of an amount in excess of $250,000 per annum or, outside of the Ordinary Course of Business which involves the payment or receipt of an amount in excess of $100,000 per annum.

                         (2)  Except as set forth on Schedule
          4.1(i) hereto, all of the Material Contracts (as defined below) are valid, binding and enforceable obligations of each of UATC or CUAA or any of their respective Subsidiaries, which are parties to such Material Contracts, as the case may be, and, to the knowledge of Fondo Optima, neither the other party thereto or any of UATC or CUAA or any of their respective Subsidiaries, as the case may be, is in material breach of or default under any such Material Contract, except where (i) the failure of Material Contracts to be valid, binding and enforceable or (ii) breaches of Material Contracts, in each such case, would not have a Material Adverse Effect. True and correct copies of each of the Material Contracts have been previously provided to the Buyer or will be provided promptly to the Buyer after the execution of this Agreement.

                    (j) Compliance with Laws. Except as set forth on Schedule 4.1(j) hereto, none of UATC or CUAA nor any of their respective Subsidiaries is in violation of any provision of any (1) Law or (2) Orders, except for such violations which would not have a Material Adverse Effect.

                    (k) Litigation and Arbitration. Except as set forth on Schedule 4.1(k) hereto, as of the date hereof, there is no Action pending or, to the knowledge of Fondo Optima, threatened against any of UATC or CUAA or any of their respective Subsidiaries which (1) would have a Material Adverse Effect or (2) challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. Except as set forth in Schedule 4.1(k) hereto, none of UATC or CUAA or any of their Subsidiaries is subject to any Order (except any such Orders which have general applicability to Persons which are similarly situated) which would, if violated, have a Material Adverse Effect.

                    (l)  Real Estate.  (1) Part I of Schedule
          4.1(l) attached hereto sets forth, as of the date of this Agreement, a complete and accurate list, in all material respects, of (i) all of the real property owned by (A) each of UATC and CUAA and each of their respective Subsidiaries, singly or in common with other entities or individuals and (B) joint ventures in which each of UATC and CUAA and each of their respective Subsidiaries is a venture partner, singly or in common with other entities (the "Owned Real Property"), (ii) all of the real property that each of UATC and CUAA and each of their respective Subsidiaries has leased or subleased from a third party and (iii) all of the real property that each of UATC and CUAA and each of their respective Subsidiaries has leased or subleased to a third party (clauses (ii) and (iii), together, the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). As of the date of this Agreement, each of UATC and CUAA and each of their respective Subsidiaries has good, valid and marketable title to its interest in the applicable Owned Real Property or a valid leasehold interest in the applicable Leased Real Property, in each case, free and clear of all Liens, Encumbrances and other matters of record, except for (A) Liens, Encumbrances and other matters of record, if any, listed on Part II of Schedule 4.1(l), (B) Liens, encumbrances and other matters of record which do not, individually or in the aggregate, have a Material Adverse Effect on the present use or operation of the Real Property, (C) taxes or assessments, special or otherwise, not due and payable or being contested in good faith, (D) easements, rights of way, restrictions, covenants of record and claims or other similar charges, Encumbrances and other matters of record which, if the rights granted under such instruments were fully exercised, would not, individually or in the aggregate, have a Material Adverse Effect on the present use or operation of the Real Property, (E) rights of parties in possession, as tenants only, under leases of Real Property shown on Schedule 4.1(l) hereto or any party claiming through or under such tenants, (F) any state of facts, rights, interests or claims which could be ascertained by an inspection of the Real Property, the existence of which does not have a Material Adverse Effect on the present use or operation of the Real Property but excluding any state of facts or claims with respect to any noncompliance with any environmental laws, and (G) any discrepancies, conflicts or boundary lines, shortages in area, encroachments, or any other facts which an accurate survey would disclose, the existence of which does not have a Material Adverse Effect on the present use or operation of the Real Property.

                         (2)  With respect to Leased Real Property
          (i) which is leased or subleased by each of UATC and CUAA and each of their respective Subsidiaries from a third party, none of UATC and CUAA or their respective Subsidiaries has received any written notice, in the case of CUAA and its respective Subsidiaries during each of their period of ownership or occupancy of such property, and in the case of UATC and its Subsidiaries during the period since UATC Europe and Fondo Optima became shareholders of UATC, of (A) any monetary default or other material default under any lease or sublease (which is material to their business or operations) or (B) non-compliance with any applicable Laws, other than any non-compliance the consequences of which currently do not have a Material Adverse Effect on the present occupancy, use and/or operation of the Leased Real Property by UATC and CUAA and each of their respective Subsidiaries and
          (ii) which is leased or subleased by each of UATC and CUAA and each of their respective Subsidiaries to a third party, none of UATC and CUAA or their respective Subsidiaries (A) is in material default under any lease or sublease which default would give rise to a right of such third party to terminate the applicable lease or sublease (which is material to their business or operations) and (B) has actual knowledge of any monetary default or other material default by a third party under any material lease or sublease.

                         (3)  None of UATC and CUAA or their
          respective Subsidiaries, with respect to its Real Property, has received any written notice, in the case of CUAA and its respective Subsidiaries during each of their period of ownership or occupancy of such property, and in the case of UATC and its Subsidiaries during the period since UATC Europe and Fondo Optima became shareholders of UATC, from any Governmental Authority with respect to its Real Property of any material violations of any Laws, which violation is not in the process of being cured or contested in good faith.

                         (4)  None of UATC and CUAA or their
          respective Subsidiaries has received any written notice, in the case of CUAA and its respective Subsidiaries during each of their period of ownership or occupancy of such property, and in the case of UATC and its Subsidiaries during the period since UATC Europe and Fondo Optima became shareholders of UATC, of any pending condemnation or eminent domain proceeding which if successfully prosecuted would have a Material Adverse Effect on the present use or operation of its Real Property.

                         (5)  The Leases delivered by Fondo Optima
          to the Buyer (a complete set of which have been delivered by Fondo Optima to the Buyer) are true and complete copies thereof, and the same have not otherwise been amended, modified or supplemented in any material respect;

                         (6)  There is no material Action pending
          to which any of UATC and CUAA or their respective Subsidiaries is a party, or, to the knowledge of Fondo Optima, threatened with respect to the ownership, management or operation of the Real Property;

                         (7)  There are no outstanding unpaid
          assessment notices directed to, or assessment proceedings to which any of UATC, CUAA or their respective Subsidiaries is a party, respecting municipal improvements against the Real Property, other than such notices or proceedings which are being contested in good faith, and all municipal improvements for the cost of which the Real Property can be assessed have been paid in full so far as they relate to the interest of any of UATC and CUAA or their respective Subsidiaries therein and the payment of which is the obligation of UATC or CUAA; and

                         (8)  None of UATC or CUAA or their
          respective Subsidiaries has received any notice from any insurance company which has issued a policy with respect to the Real Property claiming any material defects or deficiencies in the Real Property or suggesting or requesting the performance of any material repairs, alterations or other work for the Real Property which has not been complied with; nor has any of UATC or CUAA or their respective Subsidiaries, received any written notice from any such insurance company stating or indicating that the policy issued by it will not be renewed or will be renewed at a materially higher premium than is presently payable therefor.

                         (m)  Environmental.   Except as set forth
          on Schedule 4.1(m) hereto, (1) to the knowledge of Fondo Optima, each of UATC and CUAA and each of their respective Subsidiaries is in material compliance with all applicable Environmental Laws regarding the storage, use, treatment, transportation, manufacture, refinement, production, disposal or handling of Hazardous Substances; each of UATC and CUAA and each of their respective Subsidiaries has secured all Environmental Permits necessary for the storage, use or handling of Hazardous Substances and is in compliance therewith; (2) there are no pending claims by any Governmental Authority or any other Person in respect of Environmental Laws affecting the Real Property; none of UATC or CUAA or their respective Subsidiaries has received any written notice of any violations of any Environmental Laws; and none of UATC or CUAA or their respective Subsidiaries has received any written warning notices, administrative complaints, judicial complaints or other formal or, to the knowledge of Fondo Optima, informal notices from any Person alleging that conditions on the Real Property are, or may be, in violation of any Environmental Laws; and
          (3) to the actual knowledge of Fondo Optima, without investigation, there is not now, nor has there ever been, any treatment, storage, disposal, discharge or other type of release of Hazardous Substances on property adjacent to or near the Real Property or to the surface or ground water flowing to the Real Property which has resulted in the contamination to the Real Property.

                    (n)  Employee Benefit Plans.  (1) Schedule
          4.1(n) hereto sets forth a true and complete list (or in the case of an unwritten Plan, a description) of all the Plans established or maintained by each of UATC and CUAA and each of their respective Subsidiaries or covering employees or former employees of each of UATC and CUAA and each of their respective Subsidiaries.

                         (2)  Each Plan listed on Schedule 4.1(n)
          hereto is in material compliance with its terms and the requirements provided by any and all applicable Laws, and no condition exists that would be expected to affect such material compliance. To Fondo Optima's knowledge, no notice has been issued by any Governmental Authority questioning or challenging such compliance. There are no Claims (other than routine, non-contested Claims for benefits) pending or, to Fondo Optima's knowledge, threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material liability to any of UATC or CUAA and their respective Subsidiaries, taken as a whole. With respect to all such Plans, all required contributions due for all periods ending before the Closing Date have been made in full or have been accrued on the relevant company's most recent balance sheet. Neither UATC or CUAA nor any of their respective Subsidiaries maintains or contributes to, or has any liability (fixed, contingent or otherwise) for, medical, health or life insurance benefits for terminated or retired employees of UATC or CUAA nor any of their respective Subsidiaries after termination of their employment, except as required by law.

                         (3)  The execution and performance of this
          Agreement will not constitute a stated triggering event under any Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of any of UATC, CUAA or any of their respective Subsidiaries.

                    (o)  Taxes.  Except as disclosed on Schedule
          4.1(o) hereto:

               (i) Each of UATC and CUAA and each of their respective Subsidiaries

                    (A) has prepared in good faith and duly and timely filed all material Tax Returns (as defined below) required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects,

                    (B) has paid all material Taxes (as defined below) that are required to be paid, except with respect to matters contested in good faith that are set forth in Schedule 4.1(o) or with respect to which reserves are provided on the Balance Sheets of the appropriate Company, and

                    (C) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

               (ii) There are not pending or, to the knowledge of Fondo Optima, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or Tax matters of any of UATC or CUAA or any of their respective Subsidiaries;

               (iii) There are no Encumbrances for material Taxes upon the assets or properties of any of UATC or CUAA or any of their respective Subsidiaries, except for statutory liens for Taxes not yet due;

               (iv) None of UATC or CUAA or any of their respective Subsidiaries (A) is a party to, or is bound by, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement ("Tax Agreement"), or (B) has formally or informally assumed (or has been caused to assume) any obligation under any Tax Agreement to which it is not a party or with respect to which it is not otherwise bound.

               (v) Other than any Tax Returns which have not yet been required to be filed, and those Tax Returns referred to on Schedule 4.1(o), each of UATC and CUAA and each of their respective Subsidiaries has made available, or will no later than August 1, 1997 make available, to the Buyer true and correct copies of the Tax Returns as filed for each of the taxable years, or portions thereof, from 1992 through 1997.

                    (p) Labor Matters. To the knowledge of Fondo Optima (1) there is no unfair labor practice complaint against any of UATC or CUAA or any of their respective Subsidiaries pending before any agency or tribunal responsible for the prevention of unlawful employment practices; (2) no representation question exists respecting any employee of any of UATC or CUAA or any of their respective Subsidiaries; (3) no charges with respect to or relating to any employee of any of UATC or CUAA or any of their respective Subsidiaries are pending before any agency or tribunal responsible for the prevention of unlawful employment practices; and (4) except as disclosed in Schedule 4.1(i) hereto, none of UATC or CUAA or any of their respective Subsidiaries is subject to any collective bargaining agreements.

                    (q) Construction. Schedule 4.1(q) hereto sets forth a schedule as of the date thereof of all material construction activity being conducted by or on behalf of CUAA and each of its Subsidiaries. All such construction will be funded by CUAA through Closing as required by the relevant construction agreements on a current basis; all such construction which has been completed has been paid for in full to the extent required by the relevant construction agreements; to the knowledge of Fondo Optima, no mechanics' or materialmens' liens have been filed against CUAA on of before August 1, 1997; from August 1, 1997 until Closing, there shall have been no mechanics' or materialmens' liens filed against CUAA; all licenses and permits relating to all such construction required to be obtained from Governmental Authorities have been obtained; and the contemplated use of the project upon completion is permitted under applicable Laws, including the applicable zoning laws.

                    (r)  Ownership of Personal Property.  Except
          for leased personal property, each of UATC and CUAA and each of their respective Subsidiaries has or at Closing will have good, valid and marketable title to all of its personal property of every kind, nature and description, wherever situated, owned or used in its business, free and clear of all material Liens, Encumbrances and other matters of record except for the Liens, Encumbrances and other matters of record listed on Schedule 4.1(r) hereto or released prior to Closing.

                    (s) Payments. (1) None of (i) Fondo Optima in its capacity as shareholder of UATC, UATC or any of their respective Subsidiaries or representatives, since Fondo Optima became such shareholder and (ii) Fondo Optima in its capacity as shareholder of CUAA, CUAA or any of their respective Subsidiaries or representatives, since Fondo Optima became such shareholder, has made, authorized or offered any payment, or given, authorized or offered the giving of anything of value, directly or indirectly, to any official or employee of the local, state, federal or other governments in Mexico or Argentina or of the jurisdictions included in Mexico and Argentina or any department, agency or instrumentality thereof, or to any Person acting in an official capacity for or on behalf of any of the foregoing, or to any political party in Mexico or Argentina or in the jurisdictions included in Mexico and Argentina or any official thereof, or to any Person known to be a candidate for any office in Mexico or Argentina or in the governments of the jurisdictions included in Mexico and Argentina, for the purpose of illegally influencing any act or decision in any such person's official capacity, or illegally inducing any such Person to use its influence with any such governments or any department, agency or instrumentality thereof, or influencing any official act or decision of any such governments or any department, agency or instrumentality thereof, with respect its business and operations; and

                         (2)  None of (i) Fondo Optima in its
          capacity as shareholder of UATC, UATC or any of their respective Subsidiaries or representatives, since Fondo Optima became such shareholder and (ii) Fondo Optima in its capacity as shareholder of CUAA, CUAA or any of their respective Subsidiaries or representatives, since Fondo Optima became such shareholder, has taken any action that would subject itself to liability or penalty under any applicable laws, rules, regulations or decrees of any Governmental Authority.

                    (t) Disclosure of All Material Facts. Fondo Optima has disclosed to the Buyer all material facts of which it has knowledge or has reason to believe of their existence relating to each of the Mexican Companies.

                    4.3  Representations and Warranties of
          Transeuropa. Transeuropa represents and warrants to the Buyer as follows:

                    (a)  Organization and Standing.   Transeuropa
          is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, with full power and authority to own, operate and lease its properties and to carry on its business as now conducted except where the failure to be so organized and existing or to have such power and authority would not have a Material Adverse Effect.

                    (b)  Authorization; Binding Obligation.
          Transeuropa has all requisite corporate power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby except where the failure to have such power and authority would not have a Material Adverse Effect. The execution and delivery of this Agreement by Transeuropa, the performance by Transeuropa of its obligations hereunder and the consummation of the transactions contemplated hereby by Transeuropa have been duly and validly authorized by the Board of Directors of Transeuropa, and no other corporate action on the part of Transeuropa is necessary to authorize this Agreement or for Transeuropa to carry out its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transeuropa and, assuming the due authorization, execution and delivery by all the other Parties hereto, constitutes a legal, valid and binding obligation of Transeuropa, enforceable against Transeuropa in accordance with its terms.

                    (c)  Title to Shares; Capitalization.
          Transeuropa is the record and beneficial owner of the UATC Shares set out opposite its name on Schedule 2.1(b) hereto, free and clear of all Liens and at the Closing, the Buyer will receive good and valid title to such Shares free of any adverse claim. Such Shares are not subject to any restrictions on transferability other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of UATC and by the securities laws of any jurisdiction. The share capitalization of UATC consists solely of the UATC Shares owned by the UATC Shareholders, with all of such UATC Shares being sold by the UATC Shareholders to the Buyer. There are no options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire such Shares from Transeuropa or under which Transeuropa may be obligated to sell or transfer any of such Shares other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of UATC and by this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of such Shares other than those imposed by the articles of association, by-laws or other equivalent organizational documents or any joint venture or shareholder agreements of UATC and by this Agreement.

                    (d)  Consents and Approvals; No Violation.
          Except for the Consents, neither the execution and delivery of this Agreement by Transeuropa nor the consummation of the transactions contemplated hereby will (assuming that the Consents are obtained) (1) violate or conflict with any provision of the articles of incorporation, by-laws or other equivalent organizational documents of Transeuropa, (2) violate or conflict with any provision of the UATC Lease, (3) require any consent, waiver, approval, authorization or permit of or the filing with or notification to, any Governmental Authority by Transeuropa, (4) violate or conflict with any Laws applicable to Transeuropa or (5) violate or conflict with, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, require any consent under, or result in the creation of any Lien on any of the UATC Shares owned by Transeuropa pursuant to any of the terms, conditions or provisions of any note, mortgage, indenture, Lien, bond, agreement, sublease, license, permit, franchise, contract, lease or other instrument or obligation to which Transeuropa is a party or by which it or any of its assets, properties or interests is bound, excluding from any of the foregoing clauses (1) through
          (5) such failures, violations, breaches or defaults which individually or in the aggregate would not have a Material Adverse Effect.

                    (e) Payments. (1) Neither Transeuropa in its capacity as shareholder of UATC, UATC nor any of their respective Subsidiaries or representatives, since Transeuropa became such shareholder, has made, authorized or offered any payment, or given, authorized or offered the giving of anything of value, directly or indirectly, to any official or employee of the local, state, federal or other governments in Argentina or of the jurisdictions included in Argentina or any department, agency or instrumentality thereof, or to any Person acting in an official capacity for or on behalf of any of the foregoing, or to any political party in Argentina or in the jurisdictions included in Argentina or any official thereof, or to any Person known to be a candidate for any office in Argentina or in the governments of the jurisdictions included in Argentina, for the purpose of illegally influencing any act or decision in any such person's official capacity, or illegally inducing any such Person to use its influence with any such governments or any department, agency or instrumentality thereof, or influencing any official act or decision of any such governments or any department, agency or instrumentality thereof, with respect its business and operations; and

                         (2)  Neither Transeuropa in its capacity
          as shareholder of UATC, UATC nor any of their respective Subsidiaries or representatives, since Transeuropa became such shareholder, has taken any action that would subject itself to liability or penalty under any applicable laws, rules, regulations or decrees of any Governmental Authority.

                                  ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

                    The Buyer represents and warrants to the Shareholders as follows:

                    5.1 Organization and Standing. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect.

                    5.2  Authorization; Binding Obligation.  The
          Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer have been duly and validly authorized by the Board of Directors of the Buyer, and no other corporate action on the part of the Buyer is necessary to authorize this Agreement or for the Buyer to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                    5.3  Consents and Approvals; No Violation.
          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-laws of the Buyer, (ii) require any consent of or filing with or notification to any Governmental Authority by the Buyer, except where the failure to obtain such Consent or make such filing or notification would not have a Material Adverse Effect on the Buyer or its ability to consummate the transactions contemplated by this Agreement, (iii) violate any Law of any Governmental Authority applicable to the Buyer, except where such violations would not have a Material Adverse Effect on the Buyer or its ability to consummate the transactions contemplated by this Agreement or (iv) violate or conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, mortgage, indenture, Lien, contract, lease or other instrument or obligation to which the Buyer is a party or by which it or any of its assets, properties or interests is bound except for such violations, breaches or defaults which would not have a Material Adverse Effect on the Buyer or its ability to consummate the transactions contemplated by this Agreement or those as to which requisite waivers or consents have been obtained.

                    5.4  Purchase for Investment.  The Buyer is
          acquiring the Shares for its own account and not with a view to or for sale in connection with any distribution of all or any part thereof.

                    5.5  Litigation.  Except as set forth on
          Schedule 5.5 hereto, as of the date hereof, there is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer which challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby.

                                  ARTICLE 6

                                  COVENANTS

                    6.1  Covenants of the Shareholders.

                    (a) Access to Information. From time to time prior to the Closing and upon reasonable advance notice, UA and Fondo Optima shall cause each of the Mexican Companies and CUAA and each of their respective Subsidiaries, and UA, Fondo Optima and Transeuropa shall cause UATC and each of its Subsidiaries (1) to afford (and will cause their officers, employees and representatives to afford) the Buyer, and its counsel, financial advisors, accountants and other representatives with (i) access to all of their respective properties,
          (ii) the opportunity to examine and to make copies of all of their respective books and records, contracts and all other documents, and (iii) reasonable access to their respective key personnel and (2) to furnish or provide access to the Buyer and their respective counsel, financial advisors, accountants and other representatives, all such further information concerning itself as the Buyer shall reasonably request. All such information and access by the Buyer and its employees and representatives shall comply with all security procedures and shall be conducted in a manner which does not unreasonably interfere with the operations of any of such companies.

                    (b) Conduct of Business. In the case of each of the Mexican Companies and CUAA, UA and Fondo Optima covenant that, and in the case of UATC, UA, Fondo Optima and Transeuropa covenant that, from the date hereof until the Closing Date, the Mexican Companies, UATC and CUAA will carry on their business and operations (including continuation of construction) in the Ordinary Course of Business and operations in the usual, regular and ordinary manner and, absent the prior written consent of the Buyer, which will not be unreasonably withheld, none of the Mexican Companies, UATC and CUAA, as the case may be, will:

                         (1)  except in the Ordinary Course of
          Business change or alter in any material respect or enter into any employment contracts or arrangements with any of its management personnel;

                         (2)  declare or pay any dividend or make
          any other distribution with respect to its capital stock except as contemplated by Section 7.13 and Section
          6.1(d);

                         (3)  split, combine, reclassify or redeem
          any of its capital stock except as contemplated by
          Section 7.13 and Section 6.1(d);

                         (4)  sell or acquire any property subject
          to any Encumbrance or create, or allow to be placed, any Encumbrance upon its property, except in the Ordinary
          Course of Business;

                         (5)  make any capital investment in any
          other Person or any capital expenditures, other than purchases of equipment, supplies and materials in the Ordinary Course of Business consistent with past practice and except as contemplated by Section 6.1(d);

                         (6)  compromise or settle any debt or
          claim except for adjustments made with respect to contracts for the purchase of equipment, supplies and materials or for the sale of products or services in the Ordinary Course of Business, which in the aggregate will not have a Material Adverse Effect;

                         (7)  incur any debt, other than ordinary
          cash management and inter company debt incurred in the Ordinary Course of Business, or, other than in the Ordinary Course of Business, incur any trade payables or other obligations or enter into any transaction to sell any assets or make any payment in respect of any material liabilities or obligations;

                         (8)  except for the payment of normal
          salaries, fees or commissions in the Ordinary Course of Business, make any payment to any Shareholder or enter into or engage in any other transaction not involving the payment of money with any Shareholder thereof except those terminable at Closing, except as contemplated by this Agreement;

                         (9)  alter or amend in any manner its
          articles of association, by-laws or similar organizational documents; and

                         (10) enter into any change order for
          construction projects except in the Ordinary Course of Business or enter into any construction contracts for new projects. It is understood and agreed that, notwithstanding anything else set forth in this Section 6.1(b), construction by CUAA of the Quilmes project, as currently planned, may be commenced provided that the related construction agreements shall have been provided to the Buyer at least 7 days prior to Closing and shall have been approved or disapproved by the Buyer within seven days thereafter. The Buyer's approval shall not be unreasonably withheld.

                    (c)  Covenant Not to Compete.

                         (1)  Each of the Shareholders and UA
          agrees that, for a period of three years following the Closing Date, it will not, directly or indirectly (whether as a partner, joint venturer, holder of debt or equity securities or otherwise), and that it will cause any Person which is its Subsidiary or Affiliate not to, own, manage, operate or control or participate in the ownership, management, operation or control of, or become associated in any capacity with, or have any financial interest in or lend their name or any combination thereof to, any enterprise, firm or corporation which is engaged in the business of motion picture exhibition theaters in any area which is within a radius of 15 miles of any motion picture exhibition theater which is (i) presently existing and owned or being constructed or (ii) proposed to be constructed as set forth on Schedule 6.1(c) by any of the Mexican Companies, UATC, CUAA or any of their respective Subsidiaries as of Closing (each such location, the "Territory").

                         (2)  Notwithstanding the foregoing, that
          in the event of any consolidation or merger of UA or any of its Affiliates with or into another Person or in case of any sale, transfer or lease to another Person of all or substantially all of the property and assets of UA or any of its Affiliates, or as a result of a purchase of all or substantially all of the assets or securities of another Person by UA or any of its Affiliates, the surviving Person or UA or its Affiliates, as the case may be, may continue to own, manage and operate any motion picture exhibition theaters, or control or participate in the ownership, management, operation or control of, or become associated in any capacity with, or have any financial interest in or lend their name or any combination thereof to, any enterprise, firm or corporation which, at the time any such transaction is consummated, is engaged in the business of motion picture exhibition theaters situated in the Territory by owning or operating such theaters or managing or operating such theaters pursuant to a binding contract or lease or intends to so own, manage or operate such theaters (i) through leases or management agreements in the process of negotiations which result in a binding lease or management agreement within 60 days of the consummation of such transaction or (ii) through a proposed purchase of property pursuant to a binding contract or through a contract which is in the process of negotiation which results in a binding contract within 60 days of the consummation of such transaction. None of foregoing, however, shall prevent (i) UA, the Shareholders or their respective Subsidiaries and Affiliates from owning up to two percent (2%) of the issued and outstanding stock of any enterprise, firm or corporation which is engaged in the business of motion picture exhibition theaters and
          (ii) Fondo Optima from continuing to be a shareholder of the Mexican Companies and (iii) the continued use by UATC of its corporate name, "United Artists" or any derivative thereof, in the operation of its business if the Buyer does not purchase the UATC Shares and (iv) if the UATC Shares are not purchased pursuant to this Agreement, UATC Europe or Fondo Optima or any of their respective Affiliates from continuing to own an interest and participate in the management and operation of UATC, provided that UATC shall be considered for the purposes of this Section 6.1(c) as a Person all or substantially all of the securities of which were purchased by UA and shall be the surviving Person.

                         (3)  The covenants and agreements
          contained in this Section 6.1 (c) shall apply to those portions of the Territory located in Mexico only if the Buyer purchases the Mexican Shares pursuant to this Agreement, and to those portions of the Territory located in Argentina only if the Buyer purchases the UATC Shares and the CUAA Shares pursuant to this Agreement.

                    (d)  Organization and Capitalization of
          Operadora. UA and Fondo Optima shall cause Operadora to be formally organized and capitalized pursuant to a spin off plan valid in all respects under the laws of Mexico.

                    (e)  Termination of Certain Agreements.
          Except as otherwise provided in this Agreement and other than this Agreement, (1) upon the closing of the purchase of the Mexican Shares, any agreement relating to the management or operation of the Mexican Companies between or among any of UA and its Affiliates, Fondo Optima and the Mexican Companies shall be terminated; (2) upon the closing of the UATC Shares, any agreement relating to the management or operation of UATC between or among UA and its Affiliates, Fondo Optima, Transeuropa, UATC and CUAA shall be terminated; and (3) upon the closing of the CUAA Shares, any agreement relating to the management or operation of CUAA between or among UA and its Affiliates, Fondo Optima, Transeuropa, UATC and CUAA shall be terminated; provided, however, that if the UATC Shares are not purchased by the Buyer pursuant to this Agreement, no agreements to which any of Transeuropa or UATC is a party shall be terminated.

                                  ARTICLE 7

                  CONDITIONS TO THE OBLIGATIONS OF THE BUYER

                    The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver pursuant to Section 14.9 hereof), prior to or at the Closing, of each of the following conditions, except that the conditions contained in Sections 7.1 and 7.13, respectively, shall apply only to those transactions contemplated hereby relating to the purchase of the Mexican Shares and the UATC Shares, respectively, by the Buyer, and further that the failure of satisfaction of the condition contained in Section 7.1 shall not result in a Material Adverse Effect.

                    7.1  Shareholders Agreement.  The Buyer and
          Fondo Optima shall have executed and delivered a Shareholders Agreement satisfactory to the Buyer and Fondo Optima with respect to the Mexican Shares now or hereafter to be owned by Fondo Optima and when delivered hereunder such Shareholders Agreement will be a legal, valid, binding and enforceable obligation of Fondo Optima and the Buyer.

                    7.2 Net Fixed Assets Certification. The Buyer shall have received a certificate from a "Big Six" accounting firm retained by the Shareholders setting forth the Net Fixed Assets as of June 30, 1997 of each of the Companies together with their respective Subsidiaries, as derived from the Audited Balance Sheets. Such certification shall indicate that the Net Fixed Assets of (1) the Mexican Companies in the aggregate is not less than $26,900,000 as of such date (based upon the historical exchange rate in effect on the date or dates when UA Mexico and Fondo Optima contributed capital to the Mexican Companies for the purpose of acquiring or funding construction of assets); and (2) UATC is not less than $2,500,000 as of such date (based upon the historical exchange rate in effect the date or dates on which the UATC Shareholders contributed capital to UATC for the purpose of acquiring or funding construction of assets).

                    7.3  Construction Status.  Each Shareholder
          shall have provided to the Buyer certificates from the general contractor for the Moron project substantially in the form of Schedule 7.3(a) hereto and, if construction has commenced, for the Quilmes project substantially in the form of Schedule 7.3(b) hereto.

                    7.4  Due Diligence.  The Buyer shall have
          satisfied itself as to the specific matters set forth on
          Schedule 7.4 hereto by the dates set forth therein, provided that, this condition shall not be effective as to any of such matters if the Buyer fails to provide the Shareholders with notice of its objection with respect to such matters by the dates specified in Schedule 7.4, provided that, if such objection is not addressed or remedied to the satisfaction of the Buyer within ten business days by the Shareholders, unless the Parties agree otherwise, any of the Buyer or the Shareholders may terminate this Agreement thereafter, but further provided, however, that any of the Shareholders may terminate this Agreement at any time after such notice of objection is received but prior to any such objection being addressed or remedied to the satisfaction of the Buyer, provided that such termination by any of the Shareholders may not occur sooner than two days after its receipt of such notice of objection. Any such termination shall be considered as being pursuant to
          Section 13.1.

                    7.5  Representations and Warranties.  The
          representations and warranties made by the Shareholders shall be true when made and at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date after giving effect to the transactions contemplated in this Agreement except as such warranties which relate to an earlier date.

                    7.6  Shareholders' Covenants.  Each of the
          Shareholders shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement to be so performed or complied with by each of them on or prior to the Closing Date.

                    7.7  Shareholders' Certificate.  Each of the
          Shareholders shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by its President or Vice President, certifying as to the fulfillment of the conditions specified in Sections 7.5 and 7.6 hereof.

                    7.8 Adverse Event. As of the Closing Date, no event shall have occurred which has caused or is reasonably likely to cause a Material Adverse Effect.

                    7.9 Approvals. All third-party and government consents, orders and approvals, if any, required for the consummation of the transactions contemplated by this Agreement shall have been obtained by the Shareholders.

                    7.10 No Action or Order. At the Closing Date, there shall be no pending Action or Order of any nature that seeks to restrain or prohibit the consummation of the transactions contemplated hereby by the Buyer or the Shareholders.

                    7.11 Estoppel Certificates. On or before the Closing Date the Shareholders shall have delivered to the Buyer estoppel certificates from landlords substantially in the form of Schedule 7.11 hereto.

                    7.12 Management Fees. Each Shareholder shall have extinguished any and all liability on the part of any of the Companies with respect to management fees owed by any of the Companies to such Shareholder without cost, including tax cost, to each of the Companies.

                    7.13  Shareholder Accounts.  Except to the
          extent otherwise elected by the Buyer pursuant to Section
          2.3 hereof, the Shareholders and their Affiliates shall have paid all amounts due to any of the Companies or any of their respective Subsidiaries, and shall have extinguished, without cost or liability (through equity contributions), all amounts due by any of the Companies or any of their respective Subsidiaries to any Shareholder, except for amounts due in the Ordinary Course of Business to any Affiliate.

                                  ARTICLE 8

              CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS

                    The obligations of the Shareholders to
          consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver pursuant to Section 14.9 hereof), prior to or at the Closing Date, of the following conditions except that the condition contained in Section 8.1 shall apply only to those transactions contemplated hereby relating to the purchase of the Mexican Shares by the Buyer, and further that the failure of satisfaction of the condition contained in Section 8.1 shall not result in a Material Adverse Effect.

                    8.1  Shareholders Agreement.  Subject to
          Section 14.1(a), the Buyer and Fondo Optima shall have executed and delivered a Shareholders Agreement satisfactory to the Buyer and Fondo Optima with respect to the Mexican Shares now or hereafter to be owned by Fondo Optima and when delivered hereunder such Shareholders Agreement will be a legal, valid, binding and enforceable obligation of Fondo Optima and the Buyer.

                    8.2  Representations and Warranties.  The
          representations and warranties made by the Buyer in this Agreement shall be true in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

                    8.3 Buyer's Covenants. The Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it on or prior to the Closing Date.

                    8.4 Buyer's Certificate. The Buyer shall have delivered to each of the Shareholders a certificate of the President or Vice President of the Buyer, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.2 and 8.3 hereof.

                    8.5 No Action or Order. At the Closing Date, there shall be no pending Action or Order that seeks to restrain or prohibit the consummation of the transactions contemplated hereby by the Buyer, UA and by the Shareholders.

                    8.6 United Artists Rights. The Shareholders shall have received such agreements as are reasonably necessary to satisfy the covenants set forth in Section
          12.4 hereof.

                                  ARTICLE 9

                                 TAX MATTERS

                    9.1  Sellers' Tax Indemnification of Buyer.
          (a) Subject to the provisions of Section 10.1 hereof and the limitations contained in Sections 9.1(c) and 10.5 hereof, the Shareholders, severally and not jointly, shall be responsible for and indemnify the Buyer, from, against and in respect of, except to the extent (1) current liabilities in the respective Unaudited Balance Sheets or Audited Balance Sheet of each of the Companies, or (2) with respect to CUAA only, taken into account in adjusting the Purchase Price under Section 2.2, any Taxes imposed with respect to each of the Companies and their respective Subsidiaries for the taxable periods, or portions thereof, ended on or before the Closing including, with respect to taxable periods beginning before the Closing but ending thereafter, the portion of such taxable period ending on the Closing Date.

                    (b)  The Buyer shall promptly pay to the
          Shareholders their proportionate share of any refunds ,including the VAT Refund to the extent provided in
          Section 2.3, received by the Buyer or the Companies for Taxes of the Companies with respect to any taxable period or portion thereof with respect to which the Shareholders are responsible for Taxes.

                    (c) No indemnification claim for Taxes covered by this Article 9 may be made by the Buyer unless (1) the aggregate amount of the sum of such Tax claims and Indemnification Claims exceeds $200,000 and (2) such Tax claims would be indemnifiable under this Article 9 but for this Section 9.1(c).

                    9.2  Proration of Taxes.  Whenever it is
          necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending at, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

                    9.3  Tax Returns.   With respect to each of the
          Companies, the Buyer shall prepare, in a manner consistent with past practice other than as required by law, all Tax Returns due on or after the Closing Date, provided that all Tax Returns for taxable periods beginning before the Closing Date shall be prepared in a manner consistent with past practice. With respect to Tax Returns for taxable periods beginning before the Closing Date that are due on or after the Closing Date, not less than sixty (60) days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions) (the "Due Date"), the Buyer shall deliver a copy of such Tax Returns to UA for its review. If UA objects to any items reflected on such returns (which objection shall be made no later than 10 days before the Due Date), the parties shall attempt to resolve the disagreement. If the parties are unable to resolve the disagreement, the dispute shall be referred to a "Big Six" accounting firm selected by the auditors of the Buyer at such time and UA at such time (the "Tax Arbitrator") whose determination shall be binding upon the parties. The fees and expenses of the Tax Arbitrator shall be borne equally by UA and the Buyer. If the dispute has not been resolved or the Tax Arbitrator has not made its determination prior to the Due Date, the Tax Return shall be filed as originally proposed by the Buyer, reflecting any items agreed to by UA and the Buyer at such time and those items shall no longer be determined by the Tax Arbitrator. The appropriate Shareholder shall pay to the Buyer the amount requested by the Buyer with respect to those items that the parties have agreed to the extent that such items are covered by the Shareholders' indemnity in Section 9.1(a) (the "Agreed Amount"). When the Tax Arbitrator determines the amount of Tax due in respect of such Tax Return that is covered by the Shareholders' indemnity under Section 9.1(a) (the "Covered Amount"), a settlement payment (the "Settlement Payment") shall be made (a) from the appropriate Shareholder to the Buyer in an amount equal to the excess, if any, of (1) the Covered Amount finally determined to be due over (2) the amount previously paid to Buyer in respect of such Taxes or (b) from the Buyer to the appropriate Shareholder in an amount equal to the excess, if any, of (1) the amount previously paid to the Buyer in respect of such Taxes over (2) the Covered Amount, in either case, with interest on such Settlement Payment calculated from the Due Date of the Tax Return at the long-term applicable federal rate in effect at such time.

                    9.4 Transfer Taxes. All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees, if any, which may be imposed or assessed as a result of the transactions effected pursuant to this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Transfer Taxes"), shall be borne equally by the Buyer, on the one hand, and the Shareholders, on the other hand, provided, however, that the Shareholders shall be solely responsible for and shall indemnify the Buyer against all Taxes imposed on the transfer of the mortgage held by UATC Europe to CUAA securing certain lease obligations of Cencosud S.A. to UATC Europe pursuant to the Concession agreement identified on Schedule 4.1(l) hereto. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other parties at least 10 days prior to the Due Date for such Tax Returns.

                    9.5 Contest Provisions. With respect to each of the Companies:

                    (a)  The Buyer shall promptly notify the
          appropriate Shareholder in writing upon receipt by the Buyer, or the appropriate company of notice of any pending or threatened audits, adjustments or assessments (a "Tax Audit") which may materially affect the liability for Taxes of such company for which such Shareholder would be required to indemnify the Buyer pursuant to
          Section 9.l(a). If the Buyer fails to give such prompt notice to such Shareholder, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice materially adversely affects the right of such Shareholder to participate in the Tax Audit.

                    (b)  If such Tax Audit involves solely Taxes
          for which such Shareholder is liable (taking into consideration any indemnification obligation pursuant to this Agreement), such Shareholder shall at its expense control the complete defense and settlement of the interests of itself and each other party in such Tax Audit provided that such Shareholder shall notify the Buyer in writing within twenty days of receiving notice from the Buyer under Section 9.5(a). Such Shareholder shall keep the Buyer informed about, and shall allow the Buyer to observe, at its sole expense, the defense of any such Tax Audit. Such Shareholder shall not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, "dispose") of any item subject to such Tax Audit without obtaining the prior written consent of the Buyer. If such Shareholder and the Buyer cannot agree as to the resolution of such item, the dispute shall be referred to the Tax Arbitrator whose determination shall be conclusive and binding upon the parties.

                    (c)  If the appropriate Shareholder does not
          provide the Buyer with notice as required under this
          Section 9.5 and such failure to give notice materially adversely affects the Buyer, the Buyer shall control the defense of any Tax Audit involving solely Taxes for which such Shareholder is liable (taking into account any indemnification obligation imposed pursuant to this Agreement) and shall be entitled to dispose of such item subject to Tax Audit without the written consent of such Shareholder.

                    (d)  If a Tax Audit involves Taxes for which
          both a Shareholder and the Buyer may be liable, such Shareholder and the Buyer shall jointly control the complete defense and settlement of such Tax Audit and each shall be responsible for its own expenses. Neither party shall be entitled to dispose of any item subject to such Tax Audit with respect to Taxes for which such Shareholder is liable without obtaining the prior written consent of the other party. If there is a disagreement regarding the resolution of any dispute between the parties, the dispute shall be referred to the Tax Arbitrator for resolution. The determination of the Tax Arbitrator shall be binding upon the parties.

                    (e) The Buyer, in its sole discretion and at its expense, shall control the complete defense and settlement of the interests of itself and each other party in any other Tax Audit.

                    9.6  Assistance and Cooperation.  The
          Shareholders and the Buyer agree that, after the Closing:

                    (a)  each party shall assist (and cause its
               affiliates to assist) the other in preparing any Tax Returns which the other is responsible for preparing and filing;

                    (b)  the parties shall cooperate fully in
               preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

                    (c) the parties shall make available to each other and to any Taxing authority as reasonably requested all relevant books and records relating to Taxes;

                    (d) the parties shall provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement;

                    (e) the parties shall furnish each other with copies of all relevant correspondence received from any Tax authority in connection with any audit or information request with respect to any Taxes referred to in subsection (d) above; and

                    (f) except as otherwise provided herein, the party requesting assistance or cooperation shall bear the other's out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers other than attorneys' fees.

                    9.7 Maintenance of Books and Records. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, each of the Companies shall retain all books and records in existence on the Closing Date and after the Closing Date will provide the Shareholders access to such books and records for inspection and copying by the Shareholders and its representatives during normal business hours upon reasonable request and upon reasonable notice. After the expiration of such period, no such books and records shall be destroyed by the Buyer without first advising the Shareholders in writing detailing the contents of any such books and records and giving the Shareholders at least 120 days to obtain possession thereof.

                    9.8 Indemnity Payments. All Indemnity Payments (as defined below) shall be treated as adjustments to the Purchase Price for all Tax purposes. All amounts payable or to be paid under this Article 9 ("Indemnity Payments") shall be paid in immediately available funds within five Business Days after the later of (a) receipt of a written request from the party entitled to such Indemnity Payment and (b) the day of payment of the amount that is the subject of the Indemnity Payment by the party entitled to receive the Indemnity Payment. All such Indemnity Payments shall be made to the accounts and in the manner specified in such written notice. All such Indemnity Payments shall be made without giving effect to any tax deduction or credit allowable to the party receiving the Indemnity Payment with respect to any payments made by the party receiving the Indemnity Payment and on account of which the Indemnity Payment is being made.

                                  ARTICLE 10

                               INDEMNIFICATION

                    10.1  Survival of Representations.  All
          representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation made at any time by or on behalf of any Party hereto, except that the survival of all representations and warranties shall terminate two years after the Closing Date; provided, however, that all such representations contained in (a) Sections 4.1(d), 4.2(d) and 4.3(c) (Title to Shares); (b) to the extent that their provisions relate to title matters, Sections 4.1(l) and 4.2(l) (Real Estate) and Sections 4.1(e), 4.2(e) and 4.3(d) (Consents and Approvals); and (c) Sections 4.1(r) and 4.2(r) (Ownership of Personal Property) survive forever. Notwithstanding the previous sentence, the obligation of the Parties with respect to the matters contained in Article 9 hereof shall survive until the expiration of the statute of limitations (including extensions thereof) relative to the subject matter thereof.

                    10.2  Statements as Representations.  All
          statements contained in any certificate, schedule, document or other writing required to be delivered pursuant hereto for Closing shall be deemed representations and warranties for all purposes of this Agreement.

                    10.3 Agreement to Indemnify. (a) Subject to the terms and conditions of this Article 10, the Shareholders and UA hereby agree, severally, but only to the extent set forth below, to indemnify, defend and hold harmless the Buyer and any Affiliate thereof or any of its or their directors or officers (the "Buyer Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Buyer Group, or any member thereof, directly or indirectly, by reason of or resulting from:

                         (1)  any inaccuracy in, or a breach of,
               any representation, warranty, covenant or agreement of the Shareholders contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach, excluding any inaccuracy in, or breach with respect to, any item contained in
               Section 4.1(o) and Section 4.2(o); and

                         (2)  any and all liabilities, direct or
               indirect, absolute or contingent, for personal injury and property damage consumer claims in excess of insurance coverage maintained by the Buyer in the Ordinary Course of Business ("Consumer Claims") asserted against the Buyer Group or any member thereof with respect to the operations or properties of any of the Companies, as the case may be, prior to the Closing Date.

                    (b)  Subject to the terms and conditions of
          this Article 10, the Buyer hereby agrees to indemnify, defend and hold harmless the Shareholders and any Affiliate thereof (the "Shareholders Group") from and against all Damages asserted against, resulting to, imposed upon or incurred by the Shareholders Group or any member thereof, directly or indirectly, by reason of or resulting from:

                         (1)  any inaccuracy in, or a breach of,
               any representation, warranty, covenant or agreement of the Buyer contained in or made pursuant to this agreement or any facts or circumstances constituting such a breach; or

                         (2)  the operations of any of the
               Companies at or after Closing.

                    (c) Each matter for which the Buyer or each of the Shareholder has agreed to provide indemnification pursuant to this Section 10.3 is hereinafter referred to as a "Indemnification Claim" and collectively as "Indemnification Claims".

                    10.4  Conditions of Indemnification.  The
          obligations and liabilities of the Shareholders and the Buyer under Section 10.3 hereof with respect to Indemnification Claims shall be subject to the following terms and conditions:

                    (a)  The Person seeking indemnification (the
          "Indemnified Party") will give the Person providing indemnification (the "Indemnifying Party") notice of any such Indemnification Claim, which notice shall set forth the details of the Indemnification Claim and the specific provisions of this Agreement relating thereto, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it.

                    (b)  If the Indemnifying Party, within a
          reasonable time after notice of any such Indemnification Claim, fails to defend the Indemnified Party, the Indemnified Party (upon further notice to the Indemnifying Party) will have the right to undertake the defense, compromise or settlement of such Indemnification Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Indemnification Claim at any time prior to settlement, compromise or final determination thereof, provided that if the Indemnified Party is maintaining the defense of the Indemnification Claim, the Indemnified Party shall not enter into any compromise or settlement without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. It is agreed and understood that the Indemnified Party shall in this event be entitled to be also indemnified for all costs and expenses, including attorneys fees, arising from its defense of such Indemnification Claim

                    (c)  Anything in this Section 10.4 to the
          contrary notwithstanding, (1) if there is a reasonable probability that a Indemnification Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Indemnification Claim; provided that no settlement which would require indemnification shall be entered without the consent of Indemnifying Party, which consent shall not be unreasonably withheld or delayed and (2) the Indemnifying Party shall not, without written consent of the Indemnified Party, settle or compromise any Indemnification Claim or consent to the entry of any judgment which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Indemnification Claim.

                    (d) No Indemnification Claims may be made by the Buyer Group unless (1) the aggregate amount of the sum of the Indemnification Claims and claims for Taxes under Article 9 exceeds $200,000 and (2) that such Indemnification Claims would be indemnifiable under this
          Section 10.4 but for this sentence.

                    (e)  Indemnification Claims payable by Fondo
          Optima, if not paid in cash, may be paid by a direct right of set off against any dividends, distributions, payments or amounts due from time to time to Fondo Optima from any of the Mexican Companies.

                    (f) Any Indemnified Party shall have the right to receive payment for any Indemnification Claim from any Indemnifying Party or Indemnifying Parties, as the case may be, only upon such Indemnification Claim becoming legally due and payable. It is further understood and agreed that upon receiving full payment for such Indemnification Claim, such Indemnified Party shall have no further recourse (ordinary or extraordinary) against such Indemnifying Party or Indemnifying Parties, as the case may be, for such Indemnification Claim.

                    10.5  Aggregate Limitation on Liability.
          Notwithstanding anything in this Agreement to the contrary, the liability of all the Indemnifying Parties and their Affiliates as a group pursuant to this Agreement shall be limited as follows:

                    (a)  Except with respect to claims made
          pursuant to clause (d), if notice with respect to the claim is duly given prior to the first anniversary of the Closing (the "First Year"), the aggregate amount payable by all the Indemnifying Parties and their Affiliates as a group with respect to such claim and all other claims for which notice was duly given in the First Year shall not exceed $5,000,000 less any amounts payable pursuant to clause (d) hereof or otherwise payable pursuant to this Agreement, including Article 9 hereof. The maximum liability of UA, UATC Europe and UA Mexico and their respective Affiliates pursuant to this Section 10.5(a) shall be 65% of the aggregate amount payable under this
          Section 10.5(a); the maximum liability of Fondo Optima and its Affiliates pursuant to this Section 10.5(a) shall be 31% of the aggregate amount payable under this Section 10.5(a); and the maximum liability of Transeuropa and its Affiliates pursuant to this Section 10.5(a) shall be 4% of the aggregate amount payable under this Section 10.5(a);

                    (b)  Except with respect to claims made
          pursuant to clause (d), if notice with respect to the claim is duly given on or after the First Year and prior to the second anniversary of the Closing (the "Second Year"), the aggregate amount payable by the Indemnifying Parties and their Affiliates as a group with respect to such claim and all other claims for which notice was duly given in the Second Year shall not exceed the amount, if any, by which $2,500,000 exceeds the sum of (x) the aggregate amount payable pursuant to this Agreement in respect of claims made pursuant to clause (a) above, (y) any amount payable pursuant to clause (d) hereof, and (z) any amounts otherwise payable pursuant to this Agreement, including Article 9 hereof. The maximum liability of UA, UATC Europe and UA Mexico and their respective Affiliates pursuant to this Section 10.5(b) shall be 65% of the aggregate amount payable under this Section 10.5(b); the maximum liability of Fondo Optima and its Affiliates pursuant to this Section 10.5(b) shall be 31% of the aggregate amount payable under this Section 10.5(b); and the maximum liability of Transeuropa and its Affiliates pursuant to this Section 10.5(b) shall be 4% of the aggregate amount payable under this Section 10.5(b);

                    (c) If notice with respect to the claim is not duly given prior to the second anniversary of the Closing, none of the Indemnifying Parties or any of their Affiliates shall have any liability hereunder except as expressly set forth in clause (d) below;

                    (d) For claims, notice with respect to which is: given at any time after Closing and arising from a breach of a warranty in this Agreement pursuant to Sections 4.1(d), 4.2(d) and 4.3(c) (but only to the extent relating to title to Shares); given at any time after Closing and arising from a breach of warranty in this Agreement pursuant to Sections 4.1(l), 4.2(l), 4.1(e), 4.2(e) and 4.3(d) (but only to the extent relating to title to assets); given prior to the second anniversary of the Closing and arising from a breach of warranty in this Agreement pursuant to Sections 4.1(m) and 4.2(m) (but only to the extent relating to environmental matters); given prior to the second anniversary of the Closing and arising from a breach of warranty in this Agreement pursuant to Section 10.3(iii) (but only to the extent arising from Consumer Claims relating to activity prior to Closing); given at any time after Closing but before the expiration of any applicable statute of limitations (including any extensions thereof) and arising from fraud relating to activity prior to Closing, the liability of an Indemnifying Party and its Affiliates shall be limited to its Pro Rata Share (as defined below) of the Purchase Price less the sum of (x) the sum of any amounts payable pursuant to clauses (a) or
          (b) hereof, and (y) any amounts otherwise payable pursuant to this Agreement, including Article 9 hereof;

                    (e)  It is understood and agreed that in no
          event shall the aggregate liability of any Indemnifying Party and its Affiliates as a group exceed its Pro Rata Share of the Purchase Price. For purposes of this
          Section 10.5, the term "Pro Rata Share" shall mean:

               (1) In the case of any Indemnification Claim against any of UA, UA Mexico or Fondo Optima or any of their respective Affiliates for Damages with respect to claims arising out of the Mexican Companies or the purchase of the Mexican Shares,

                    (i) 100% for UA and UA Mexico or any of their respective Affiliates, jointly, and in the aggregate,

                    and when reference is made to a Pro Rata Share of the Purchase Price it shall be to the aggregate Purchase Price specified in Section 2.2(a); provided, however, that the liability of UA and UA Mexico or any of their respective Affiliates for any such Indemnification Claim by the Buyer Group from and against any Damages shall, in any event, not exceed 50% of the total amount of any such Damages except in case of Damages relating to title to the Mexican Shares sold by UA Mexico to the Buyer pursuant to this Agreement.

               (2) In the case of any Indemnification Claim against any of UA and/or the UATC Shareholders or any of their respective Affiliates for Damages with respect to claims arising out of UATC or the purchase of the UATC Shares,

                    (i)  50% for Transeuropa or its Affiliates,
                    provided that the Buyer may elect, at its option, to collect such portion from Fondo Optima or its Affiliates on the one hand and UA and UATC Europe or their respective Affiliates on the other hand, in which case, such portion shall be paid to the Buyer 50% by Fondo Optima or its Affiliates and 50% by UA or UATC Europe or their respective Affiliates and the Buyer shall have no obligation to pursue such portion from, or make such claim against, Transeuropa or its Affiliates. If the Buyer elects to collect the Transeuropa portion from Fondo Optima and UA, it shall be deemed that UA and Fondo Optima have succeeded to the rights of the Buyer to collect such portion from Transeuropa, and the Buyer shall execute and deliver any and all documents or instruments necessary to accomplish such purpose, and

                    (ii) 25% for Fondo Optima and its Affiliates,
                         subject to increase pursuant to clause (i) above, and

                    (iii) 25% for UA and UATC Europe and their respective Affiliates, subject to increase pursuant to clause (i) above, jointly, and in the aggregate,

                    and when reference is made to a Pro Rata Share of the Purchase Price, it shall be to the aggregate Purchase Price specified in Section
                    2.2(b); and

               (3) In the case of any Indemnification Claim against any of UA and/or the CUAA Shareholders or any of their respective Affiliates for Damages with respect to claims arising out of CUAA or the purchase of the CUAA Shares,

                    (i) 50% for Fondo Optima and its Affiliates, and

                    (ii) 50% for UA and UATC Europe and their
                         respective Affiliates, jointly, and in the aggregate,

                    and when reference is made to a Pro Rata Share of the Purchase Price, it shall be to the aggregate Purchase Price specified in Section
                    2.2(c).

                    (f)  For the purposes of this Section 10.5,
          "Indemnifying Parties" shall refer only to the Shareholders, UA and their respective Affiliates; "Indemnifying Party" shall refer to any one of them; "Indemnification Claim" shall include any amounts indemnified by the Shareholders, UA or their respective Affiliates pursuant to this Agreement, including Article 9 hereof, and "Damages" shall include any amount so indemnified.

                                  ARTICLE 11

                               CONFIDENTIALITY

                    Whether or not the transactions contemplated hereby are consummated, each of the Parties agrees to use its reasonable efforts to keep confidential any and all information and data with respect to the other Party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the Parties and to use such information solely for the purpose of evaluating the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, the Parties shall be entitled to disclose such information and data (i) to the extent required by law, (ii) as is necessary to obtain any consent, approval or authorization of or make any filing, designation, declaration or notice by reason of the transactions hereunder, and (iii) during the course of or in connection with any litigation or other proceeding based upon or in connection with the subject matter to this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated. In the event that the transactions contemplated hereby are consummated, from and after the Closing Date the Shareholders agree to use their reasonable efforts to keep confidential any and all information and data with respect to the Companies which is not otherwise available to the public. In the event the transactions contemplated by this Agreement are not consummated (except in the event remedies are being pursued) each Party will return to the other all documents, work papers, financial statements and other materials and information obtained from the other, or its agents, in connections with the transactions contemplated hereby, and all copies, digests, summaries or productions thereof.

                                  ARTICLE 12

                      UNITED ARTISTS NAME, SIGNAGE, ETC.

                    12.1  Name.  As soon as is reasonably
          practicable after the Closing, but in no event later than October 31, 1997, the Buyer Group shall take all corporate, legal, regulatory or other actions necessary to cause the Companies to change its legal name so as to no longer use the term "United Artists" or any derivative thereof. Upon completion of such change in its name, the Buyer Group shall cause the Companies to, and the Companies shall, cease to use or employ in any manner, directly or indirectly, in its corporate or trade name, service mark or logo, and in any other printed or written materials used by the Companies or in any other manner or for any purpose, the words "United Artists" or any logo or mark currently used by the Companies in connections therewith, or any other trade name, trade mark, service mark or logo using or including the "United Artists" name or logo or which is deceptively similar thereto.

                    12.2 Signage, etc. As soon as is reasonably practicable after the Closing, the Buyer Group shall cause the Companies to cease to use or employ in any manner, directly or indirectly, in any signage or other interior or exterior design feature of the theaters and any other premises owned or operated by the Companies any trade name, trade mark, service mark or logo using or including the words "United Artists" or any logo or mark currently used by the Companies in connection therewith, or any other trade name, trade mark, service mark or logo using or including the "United Artists" name or logo or which is deceptively similar thereto. The foregoing notwithstanding, the Companies may continue to use such trade names, trade marks, service marks and logos for such reasonable period of time, but in no event later than December 31, 1997, as may be reasonably practicable to modify such signage or other interior or exterior design feature.

                    12.3  General.  Subject to the foregoing
          subparagraphs of this Article 12, the Buyer acknowledges that neither it nor the Companies nor any of their respective Affiliates has or will have any right or interest whatsoever to use or any interest in, and neither the Buyer nor the Companies nor any of their respective Affiliates shall use, the words "United Artists" or any derivative thereof incorporated in their trade names, trade marks, service marks, logos or otherwise or any logo or symbol currently used by the Companies in connection with the words "United Artists" (the "United Artists Rights").

                    12.4  Companies to Join.  Upon Closing, the
          Buyer shall cause the Companies to join in and be bound by the provisions of this Article 12.

                                  ARTICLE 13

                         TERMINATION AND ABANDONMENT

                    13.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:

                    (a)  By mutual consent of the Buyer and the
          Shareholders; or

                    (b) By any Shareholder (if such Shareholder is not then in material breach of any term of this Agreement), if any of the conditions set forth in Article 8 hereof shall have become incapable of fulfillment by Closing, and shall not have been waived by such Shareholder or if Closing shall not have occurred on or before August 22, 1997; or

                    (c) By Buyer (if Buyer is not then in material breach of any term of this Agreement), if any of the conditions set forth in Article 7 hereof shall have become incapable of fulfillment by Closing, and shall not have been waived by the Buyer; or

                    (d) By any party hereto if there shall be any final, nonappealable order, writ, injunction or decree of any court or governmental or regulatory agency binding any party hereto that prohibits or restrains any of the parties hereto from consummating the transactions contemplated hereby.

                    13.2 Procedure Upon Termination. In the event of termination by the Buyer or by any one or more the Shareholders pursuant to Section 13.1 hereof, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party hereto. If the transactions contemplated by this Agreement are terminated as provided herein:

                    (a) Each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

                    (b) All confidential information received by any Party hereto with respect to the business of any other Party shall be treated as such.

                    (c) If this Agreement is terminated pursuant to Section 13.1, after this Agreement is terminated no party will have any further rights or obligations under this Agreement other than the parties' respective obligations under Section 13.2(a) and (b), Article 11 and
          Section 14.11. Nothing in this Section shall, however, relieve either party of liability for any willful or intentional breach of any covenant contained in this Agreement which occurs before this Agreement is terminated.

                                  ARTICLE 14

                                MISCELLANEOUS

                    14.1  Special Conditions.  (a) In the event
          that the conditions in Section 7.1 and 8.1 are not satisfied by the Closing Date, UA at its option may elect to close the sale of the UATC Shares and the CUAA Shares in accordance with the terms hereof, and to extend the Closing Date for the sale of the Mexican Shares to a date not beyond September 30, 1997 or to terminate this Agreement as it relates to the Mexican Shares. If the Closing Date for the sale of Mexican Shares is extended as aforesaid, all references in this Agreement to August 22, 1997, as it relates to the sale of the Mexican Shares, shall be deemed to refer to the date of closing for the sale of Mexican Shares as so extended.

                         (b)  In the event that Transeuropa has not
          executed this Agreement or if by Closing UATC Europe or Fondo Optima, or both, have not purchased the UATC Shares owned by Transeuropa and subjected them to this Agreement, the Parties shall treat this Agreement as relating to the sale of only the CUAA Shares and the Mexican Shares and shall close such sale, subject to the terms and conditions hereof, without regard to the provisions hereof relating to the UATC Shares.

                    14.2 Dispute Resolution and Arbitration. (a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement (including any provision of any Schedule or Exhibit thereto) or the breach, termination or validity thereof ("Dispute"), upon the written request (a "Request") of any Party, the matter shall immediately be referred to senior officers of each Party for resolution. The senior officers shall meet promptly and attempt in good faith to negotiate a resolution of the Dispute. If the Parties are unable to resolve the Dispute within 10 days after receipt of a Request, then any Party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the procedures set forth in paragraph (b) of this Section 14.2. If the Dispute involves a matter which is subject to indemnification under Article 10 hereof, all of the relevant Indemnifying Parties shall be joined as parties to the Dispute.

                         (b)  Any unresolved Dispute shall be
          finally settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce (the "ICC") then in effect (the "Rules"), except as modified herein. The arbitration shall be held in Toronto, Canada. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

                         (c)  There shall be three arbitrators.  If
          the Dispute involves two Parties, each Party shall select one arbitrator. If the Dispute involves more than two Parties, all claimants (or plaintiffs) shall jointly select one arbitrator and all respondents (or defendants) shall select one arbitrator; provided, however, that if the Buyer (as claimant or respondent) is a party to such arbitration, the Buyer shall be entitled to select the arbitrator for all claimants or respondents, as the case may be, upon consultation with any other Party named as claimant or respondent, as the case may be. The arbitrator for the claimant (or claimants) shall be appointed within 20 days of the submission of the request for arbitration and the arbitrator for the respondent (or respondents) shall be appointed within 40 days of the submission of the request for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as Chair of the tribunal, such selection to be made within 20 days of the selection of the second arbitrator. If for any reason any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the ICC Court of Arbitration pursuant to the Rules upon the written request of any Party if possible within 20 days of such request.

                         (d)  The hearing shall be held if possible
          no later than 180 days following the appointment of the last of the three arbitrators and the award shall be rendered if possible no later than 30 days following the close of the hearing. Judgment upon any award may be entered in any court having jurisdiction.

                         (e)  The Parties hereby waive any rights
          of application or appeal to any court or tribunal of competent jurisdiction (including without limitation the courts of the United States and of Canada) to the fullest extent permitted by law in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made except for actions relating to enforcement of the arbitration agreement or an arbitral award.

                         (f)  The award shall be final and binding
          upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

                         (g)  Any monetary award shall be made and
          promptly payable in Dollars free of any tax, deduction or offset, and the arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

                         (h)  This Agreement and the rights and
          obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

                         (i)  All notices by one party to the other
          in connection with the arbitration shall be in accordance with the provisions of Section 14.4 hereof.

                         (j)  This agreement to arbitrate shall be
          binding upon the Parties, their successors and the permitted assigns in accordance with Section 14.5 hereof.

                    14.3  Headings.  The descriptive headings of
          the several Articles and Sections of this Agreement are inserted for convenience only and are not meant in any way to affect the meaning or interpretation of this Agreement.

                    14.4  Notices.  Any notices or other
          communications required or permitted hereunder shall be given in writing and may be delivered initially by facsimile to be promptly followed by hand or air courier or by certified or registered mail, postage prepaid, addressed as follows:

                    If to the Buyer, to:

                         General Cinema International, Inc.
                         1300 Boylston Street
                         Chestnut Hill, MA 02167
                         Fax: (617) 264-8206
                         Attention:  Philip J. Szabla, Esq.
                                     Vice President and General
                                     Counsel

                    Copy to:

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Avenue
                         New York, New York 10022
                         Attention:  Jeffrey W. Tindell, Esq.

          or:

                    If to UA, UA Mexico or UATC Europe, to:

                         United Artists Theatre Circuit, Inc.
                         9110 East Nichols Avenue, Suite 200
                         Englewood, CO 80112
                         Fax: (303) 792-8800
                         Attention: Kurt C. Hall

                    Copy to:

                         United Artists Theatre Circuit, Inc.
                         9110 East Nichols Avenue, Suite 200
                         Englewood, CO 80112
                         Fax: (303) 792-8649
                         Attention: Gene Hardy, Esq.
          or:

                    If to Fondo Optima, to:

                         Cinemas United Artists
                         Camino A Santa Teresa No. 1040, 8 Piso
                         Col. Jardines en la Montana, Delegacion
                         Tlalpan
                         14210 Mexico, D.F.
                         Mexico
                         Fax: (525) 631-3958
                         Attention: Ing. Carlos Walther

                    Copy to:

                         White & Case, S.C.
                         Torre Optima
                         Paseo de las Palmas 405 - 6 Piso
                         Col. Lomas de Chapultepec
                         11000 Mexico, D.F.
                         Mexico
                         Fax: (525) 540-9698
                         Attention: Alberto Sepulveda de la Fuente

          or:

                    If to Transeuropa, to:

                         Transeuropa Entertainment Group
                         Ayacucho 580/86
                         (1026) Buenos Aires, Argentina
                         Fax: (541) 11-1191
                         Attention: Mario de Pedro, President
                                    Oscar Rodriguez, Vice President

                    Copy to:

                         Attention: Leonardo Racauchi
                         Lavalle 774-516
                         (1047) Buenos Aires, Argentina
                         Fax: (541) 325-0167

          or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date delivered if by hand or air courier and five days following the date of mailing if mailed.

                    14.5  Assignment.  This Agreement and all of
          the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

                    14.6  Counterparts; Effectiveness.  This
          Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. The failure by any Shareholder to execute and deliver this Agreement shall not impair the validity hereof with respect to the buyer or any other Shareholder (and their respective Guarantors and Affiliates) which have delivered to each other duly executed counterparts of this Agreement.

                    14.7 Governing Law. This Agreement shall be governed by (a) the laws of Mexico as it relates to the purchase of the Mexican Shares and tax matters relating to the Mexican Companies contained in Article 9 hereof,
          (b) the law of Argentina as it relates to the purchase of the UATC Shares and the CUAA Shares and tax matters relating to UATC and CUAA contained in Article 9 hereof and (c) in all other respects (including, without limitation, the dispute resolution and arbitration provisions contained in Section 14.2 hereof and the indemnification provision contained in Article 10 hereof) this Agreement shall be governed by the laws of the State of Delaware (regardless of the principles of conflicts of law).

                    14.8 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

                    14.9 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by in case of an amendment or modification, by the party against whom such amendment or modification is sought to be enforced, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

                    14.10  Parties in Interest.  Nothing in this
          Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and the Indemnified Parties and their respective successors and permitted assigns.

                    14.11  Fees and Expenses.  Each party hereto
          shall each pay its costs and expenses which it incurs in connection with the transactions contemplated by this Agreement.


                    IN WITNESS WHEREOF, each of the parties hereto has executed or caused its duly authorized officers to execute this Agreement, as of the day and year first above written.

          GENERAL CINEMA                 UATC EUROPE B.V.
             INTERNATIONAL, INC.

          By: /s/ Robert A. Smith        By: /s/ Kurt C. Hall
             Name:  Robert A. Smith         Name:  Kurt C. Hall
             Title: President               Title: Director


          UNITED ARTISTS THEATRE         FONDO OPTIMA, S.A. de C.V.
             CIRCUIT, INC.

          By: /s/ Kurt C. Hall           By: /s/ Carlos Walther
             Name:  Kurt C. Hall            Name:  Carlos Walther
             Title: Director                Title: Director General


          UA MEXICO HOLDINGS, S.A.          TRANSEUROPA ENTERTAINMENT
            DE C.V.                           GROUP, S.A.

          By: /s/ Kurt C. Hall               By:
             Name:  Kurt C. Hall                 Name:
             Title: Director                     Title:




                    The undersigned (1) guarantees the performance of all the obligations of General Cinema International, Inc. under this Agreement, (2) agrees to be bound as if it were a Party by the dispute resolution and arbitration provisions set forth in Section 14.2 of this Agreement, and (3) makes the same representations and warranties to the Shareholders as to itself as are contained in Sections 5.1, 5.2 and 5.3 of this Agreement.

                                    GC COMPANIES, INC.

                                    By: /s/ Robert A. Smith
                                       Name:  Robert A. Smith
                                       Title: President & COO


                    The undersigned (1) guarantees the performance of all the obligations of Fondo Optima, S.A. de C.V. under this Agreement, (2) agrees to be bound as if it were a Party by the dispute resolution and arbitration provisions set forth in Section 14.2 of this Agreement, and (3) makes the same representations and warranties to the Buyer as to itself as are contained in Sections 4.2
          (a), 4.2(b) and 4.2(c) of this Agreement.

                                     BUFETE INDUSTRIAL, S.A.

                                     By: /s/ Jose Mendoza Fernandez
                                        Name:  Jose Mendoza Fernandez
                                        Title: Chief Executive Officer




                           STOCK PURCHASE AGREEMENT

                           Dated as of July 25, 1997

                                 by and among

                        GC COMPANIES INTERNATIONAL INC.

                      UNITED ARTISTS THEATRE CIRCUIT, INC.

                        UA MEXICO HOLDINGS, S.A. DE C.V.

                                 UATC EUROPE B.V.

                           FONDO OPTIMA, S.A. DE C.V.

                                      and

                      TRANSEUROPA ENTERTAINMENT GROUP, S.A.



                              TABLE OF CONTENTS

                                                                Page

                                  ARTICLE 1

                             CERTAIN DEFINITIONS

               1.1  Definitions . . . . . . . . . . . . . . . .    3

                                  ARTICLE 2

                              SALE AND PURCHASE

               2.1  Sale and Transfer . . . . . . . . . . . . .   11
               2.2  Purchase Price  . . . . . . . . . . . . . .   11
               2.3  Receivables . . . . . . . . . . . . . . . .   12

                                  ARTICLE 3

                                 THE CLOSING

               3.1  Time and Place of Closing . . . . . . . . .   13
               3.2  Deliveries by UA and the Shareholders . . .   14
               3.3  Deliveries by the Buyer . . . . . . . . . .   16

                                  ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES

               4.1  Representations and Warranties of UA  . . .   18
                    (a)  Organization and Standing  . . . . . .   18
                    (b)  Authorization; Binding Obligation  . .   18
                    (c)  Subsidiaries and Affiliates  . . . . .   19
                    (d)  Title to Shares; Capitalization  . . .   19
                    (e)  Consents and Approvals; No Violation .   20
                    (f)  Financial Statements . . . . . . . . .   21
                    (g)  No Undisclosed Liabilities . . . . . .   22
                    (h)  Absence of Certain Changes . . . . . .   22
                    (i)  Material Contracts . . . . . . . . . .   22
                    (j)  Compliance with Laws . . . . . . . . .   23
                    (k)  Litigation and Arbitration . . . . . .   24
                    (l)  Real Estate  . . . . . . . . . . . . .   24
                    (m)  Environmental  . . . . . . . . . . . .   27
                    (n)  Employee Benefit Plans . . . . . . . .   28
                    (o)  Taxes  . . . . . . . . . . . . . . . .   29
                    (p)  Labor Matters  . . . . . . . . . . . .   31
                    (q)  Construction . . . . . . . . . . . . .   31
                    (r)  Ownership of Personal Property . . . .   31
                    (s)  Payments . . . . . . . . . . . . . . .   32
                    (t)  Disclosure of All Material Facts . . .   33
               4.2  Representations and Warranties of Fondo
                    Optima  . . . . . . . . . . . . . . . . . .   33
                    (a)  Organization and Standing  . . . . . .   33
                    (b)  Authorization; Binding Obligation  . .   33
                    (c)  Subsidiaries and Affiliates  . . . . .   34
                    (d)  Title to Shares; Capitalization  . . .   34
                    (e)  Consents and Approvals; No Violation .   35
                    (f)  Financial Statements . . . . . . . . .   35
                    (g)  No Undisclosed Liabilities . . . . . .   36
                    (h)  Absence of Certain Changes . . . . . .   36
                    (i)  Material Contracts . . . . . . . . . .   36
                    (j)  Compliance with Laws . . . . . . . . .   37
                    (k)  Litigation and Arbitration . . . . . .   37
                    (l)  Real Estate  . . . . . . . . . . . . .   38
                    (m)  Environmental  . . . . . . . . . . . .   41
                    (n)  Employee Benefit Plans . . . . . . . .   41
                    (o)  Taxes  . . . . . . . . . . . . . . . .   42
                    (p)  Labor Matters  . . . . . . . . . . . .   43
                    (q)  Construction . . . . . . . . . . . . .   44
                    (r)  Ownership of Personal Property . . . .   44
                    (s)  Payments . . . . . . . . . . . . . . .   44
                    (t)  Disclosure of All Material Facts . . .   45
               4.3  Representations and Warranties of
                    Transeuropa . . . . . . . . . . . . . . . .   45
                    (a)  Organization and Standing  . . . . . .   45
                    (b)  Authorization; Binding Obligation  . .   46
                    (c)  Title to Shares; Capitalization  . . .   46
                    (d)  Consents and Approvals; No Violation .   47
                    (e)  Payments . . . . . . . . . . . . . . .   47

                                  ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

               5.1  Organization and Standing . . . . . . . . .   48
               5.2  Authorization; Binding Obligation . . . . .   48
               5.3  Consents and Approvals; No Violation  . . .   49
               5.4  Purchase for Investment . . . . . . . . . .   49
               5.5  Litigation  . . . . . . . . . . . . . . . .   49

                                  ARTICLE 6

                                  COVENANTS

               6.1  Covenants of the Shareholders . . . . . . .   50
                    (a)  Access to Information  . . . . . . . .   50
                    (b)  Conduct of Business  . . . . . . . . .   50
                    (c)  Covenant Not to Compete  . . . . . . .   52
                    (d)  Organization and Capitalization of
                         Operadora  . . . . . . . . . . . . . .   54
                    (e)  Termination of Certain Agreements  . .   54

                                  ARTICLE 7

                  CONDITIONS TO THE OBLIGATIONS OF THE BUYER

               7.1  Shareholders Agreement  . . . . . . . . . .   54
               7.2  Net Fixed Assets Certification  . . . . . .   55
               7.3  Construction Status . . . . . . . . . . . .   55
               7.4  Due Diligence . . . . . . . . . . . . . . .   55
               7.5  Representations and Warranties  . . . . . .   56
               7.6  Shareholders' Covenants . . . . . . . . . .   56
               7.7  Shareholders' Certificate . . . . . . . . .   56
               7.8  Adverse Event . . . . . . . . . . . . . . .   56
               7.9  Approvals . . . . . . . . . . . . . . . . .   56
               7.10  No Action or Order . . . . . . . . . . . .   56
               7.11  Estoppel Certificates  . . . . . . . . . .   56
               7.12  Management Fees  . . . . . . . . . . . . .   56
               7.13  Shareholder Accounts . . . . . . . . . . .   57

                                  ARTICLE 8

              CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS

               8.1  Shareholders Agreement  . . . . . . . . . .   57
               8.2  Representations and Warranties  . . . . . .   57
               8.3  Buyer's Covenants . . . . . . . . . . . . .   58
               8.4  Buyer's Certificate . . . . . . . . . . . .   58
               8.5  No Action or Order  . . . . . . . . . . . .   58
               8.6  United Artists Rights . . . . . . . . . . .   58

                                  ARTICLE 9

                                 TAX MATTERS

               9.1  Sellers' Tax Indemnification of Buyer . . .   58
               9.2  Proration of Taxes  . . . . . . . . . . . .   59
               9.3  Tax Returns . . . . . . . . . . . . . . . .   59
               9.4  Transfer Taxes  . . . . . . . . . . . . . .   60
               9.5  Contest Provisions  . . . . . . . . . . . .   61
               9.6  Assistance and Cooperation  . . . . . . . .   62
               9.7  Maintenance of Books and Records  . . . . .   63
               9.8  Indemnity Payments  . . . . . . . . . . . .   63

                                  ARTICLE 10

                               INDEMNIFICATION

               10.1  Survival of Representations  . . . . . . .   64
               10.2  Statements as Representations  . . . . . .   64
               10.3  Agreement to Indemnify . . . . . . . . . .   64
               10.4  Conditions of Indemnification  . . . . . .   66
               10.5  Aggregate Limitation on Liability  . . . .   67

                                  ARTICLE 11

                               CONFIDENTIALITY  . . . . . . .     71

                                  ARTICLE 12

                      UNITED ARTISTS NAME, SIGNAGE, ETC.

               12.1  Name . . . . . . . . . . . . . . . . . . .   72
               12.2  Signage, etc.  . . . . . . . . . . . . . .   72
               12.3  General  . . . . . . . . . . . . . . . . .   73
               12.4  Companies to Join  . . . . . . . . . . . .   73

                                  ARTICLE 13

                         TERMINATION AND ABANDONMENT

               13.1  Methods of Termination . . . . . . . . . .   73
               13.2  Procedure Upon Termination . . . . . . . .   74

                                  ARTICLE 14

                                MISCELLANEOUS

               14.1  Special Conditions . . . . . . . . . . . .   75
               14.2  Dispute Resolution and Arbitration . . . .   75
               14.3  Headings . . . . . . . . . . . . . . . . .   77
               14.4  Notices  . . . . . . . . . . . . . . . . .   77
               14.5  Assignment . . . . . . . . . . . . . . . .   79
               14.6  Counterparts; Effectiveness  . . . . . . .   79
               14.7  Governing Law  . . . . . . . . . . . . . .   80
               14.8  Severability . . . . . . . . . . . . . . .   80
               14.9  Amendments; Waivers  . . . . . . . . . . .   80
               14.10  Parties in Interest . . . . . . . . . . .   80
               14.11  Fees and Expenses . . . . . . . . . . . .   81